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                                                                    EXHIBIT 4.34

                              COPROMOTION AGREEMENT

                  THIS AGREEMENT is made, effective as May 1, 2003, by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"), and GALEN (CHEMICALS) LIMITED, a corporation of the Republic of Ireland ("Galen"). Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in Article 1 of this Agreement.

                              W I T N E S S E T H:

                  WHEREAS, BMS has received FDA clearance to market the Vitamin D3 analog MC 903/calcipotriene under the trademark "Dovonex(R)"; and

                  WHEREAS, Galen is engaged in the business of marketing pharmaceutical products to physicians; and

                  WHEREAS, BMS wishes to engage Galen to assist in the promotion of Dovonex(R) to certain physicians, and Galen desires to have the right to copromote said product to such physicians, upon the terms specified herein.

                  NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS.

                  For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

                           "Actual Demand-Based Mail Order Net Sales" means, for
an applicable accounting period, the Demand-Based Mail Order Gross Sales for such accounting period times the Gross to Net Factor for such accounting period.

                           "Actual Demand-Based Other Net Sales" means, for an
applicable accounting period, the Demand-Based Other Gross Sales for such accounting period times the Gross to Net Factor for such accounting period.

                           "Actual Demand-Based Retail Net Sales" means, for an
applicable accounting period, the Demand-Based Retail Gross Sales for such accounting period times the Gross to Net Factor for such accounting period.

                           "Actual Demand-Based Retail/MO Net Sales" means, for
an applicable accounting period, the sum of Actual Demand-Based Retail Net Sales for such accounting period plus the Actual Demand-Based Mail Order Net Sales for such accounting period.

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                           "Actual Net Sales from All Segments" means the sum of
Actual Demand-Based Retail/MO Net Sales and Actual Demand-Based Other Net Sales.

                           "Advertising and Promotional Costs" or "A&P Costs"
means those costs that are reasonably incident to the advertising and promotion of the Product in the Territory, including without limitation, costs incurred:

                           (i) to develop and distribute reasonable and customary selling and A&P Materials that have been approved by the JEC relating to the use of the Product, including without limitation field literature, Direct to Consumer (DTC) advertising campaigns, and media/journal advertising; provided, that any costs associated with the distribution of A&P Materials by a Party to its Sales Force Personnel shall be at such Party's own expense and shall not be included within Advertising and Promotion Costs; and

                           (ii) to develop and implement symposia and medical educational programs and related materials, as well as Managed Care Organization (MCO) pull-through and promotional programs, relating to the Product; and

                           (iii) to develop and copy training/motivation and communications materials relating to the Product; and

                           (iv) to develop, conduct and obtain market research analyses and materials relating to the Product; and

                           (v) to develop and coordinate public relations for the Product, including convention costs and promotional premiums; and

                           (vi) to develop, publish, and disseminate publications relating to the Product; and

                           (vii) to obtain Product samples and ship the same to a Party's central distribution facility (it being understood that any costs associated with the distribution of Product samples by a Party from its central distribution facility to its own Sales Force Personnel shall be at such Party's own expense and shall not be included within Advertising and Promotion Costs); and

                           (viii) to develop and conduct micro-marketing programs (which are defined as customary dinner, lunch and other meeting programs conducted by Sales Force Personnel) implemented by Sales Force Personnel.

For purposes of subparts (i) - (vi) of this definition, the term "Advertising and Promotional Costs" means the out-of-pocket costs and expenses paid by BMS, Galen or their respective Affiliates to a Third Party, as the case may be (and a reasonable charge for internal copying

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expenses). For purposes of subpart (vii) of this definition, the cost to a Party of obtaining Product samples shall be the Manufacturing Cost therefor incurred by BMS or Galen in accordance with Section 3.4, as the case may be, and shall include any sales/use taxes, if any, associated with the distribution or use of the samples. For purposes of subpart (viii) of this definition, the term "Advertising and Promotion Costs" means the out-of-pocket costs of micro-marketing programs conducted by BMS or Galen. Except as set forth in the definition of "Manufacturing Cost", for purposes of clarity, the Parties acknowledge that "Advertising and Promotion Costs" do not include the costs and overhead associated with Galen's Sales Force Personnel, BMS' Sales Force Personnel or other employees of BMS and/or Galen responsible for performance of this Agreement. The term "Advertising and Promotional Costs" or "A&P Costs" as it relates to Galen shall include any such costs reimbursed to BMS by Galen.

                           "Affiliate" means, with respect to any Person, any
other Person which is controlled by, controlling or under common control with, the specified Person, with "control" meaning direct or indirect beneficial ownership or control of more than fifty percent (50%) of the voting stock of such corporation or other business entity.

                           "Agreement" means this agreement, together with all
appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto.

                           "Agreement Quarter" means each three-month period
commencing on the first day of January, April, July, or October, as the case may be, during the Copromotion Term; provided, that the first Agreement Quarter shall commence on the Effective Date and end on June 30, 2003.

                           "Agreement Year" means each 12-month period
commencing on January 1 and each anniversary thereof during the Copromotion Term; provided, that the first Agreement Year shall commence on the Effective Date and end on December 31, 2003.

                           "AMP", as used in Exhibit 11.1.4, means the Average
Manufacturer's Price per topical gram (as finally calculated by BMS quarterly for Medicaid processing) for a given presentation of the Product.

                           "A&P Material" has the meaning set forth in Section
3.2.2 hereof.

                           "Baseline Agreement Year Prescriptions"," Baseline
Semi-Annual Prescriptions", "Baseline Quarterly Prescriptions", "Baseline Mail Order Prescriptions", and "Baseline Retail Prescriptions", shall have the meaning set forth in Exhibit 11.1.5 hereof.

                           "Baseline Demand-Based Mail Order Gross Sales" for
any accounting period means the Weighted Average Mail Order Selling Price per mail order prescription for such period times the Baseline Mail Order Prescriptions for the Product for such period.

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                           "Baseline Demand-Based Retail/MO Gross Sales" for any
accounting period means the sum of Baseline Demand-Based Retail Gross Sales and Baseline Demand-Based Mail Order Gross Sales for such period.

                           "Baseline Demand-Based Retail Gross Sales" for any
accounting period means the Weighted Average Retail Selling Price per retail prescription for such period times the Baseline Retail Prescriptions for the Product for such period.

                           "Baseline Demand-Based Retail/MO Net Sales" means,
for an applicable accounting period, the Baseline Demand-Based Retail/MO Gross Sales times the Gross to Net Factor for such accounting period.

                           "BMS Know-How" means all proprietary information that
is now or may hereafter during the term of this Agreement be controlled by BMS or any of its Affiliates regarding the Compound or the Product.

                           "Call" means a face-to-face contact (including a live
video presentation or group presentations to Prescribing Professionals), between a professional sales representative of the applicable Party during which a Primary Position Detail or Secondary Position Detail is made to a Prescribing Professional or other healthcare professionals or entities that have a significant impact/influence on prescribing decisions including, but not limited to Managed Health Care Organizations, in each case as measured by each Party's internal recording of such activity; provided that such meeting is consistent with and in accordance with the procedures customarily employed by such Party's professional sales representatives responsible for performing such activities for the majority of its other pharmaceutical products, consistently applied. With respect to certain group or institutional Product presentations, Exhibit
1.1 sets forth how such presentations will be counted for determination of the number of Details.

                           "Call List" means those Prescribing Professionals in
the Territory to whom Galen will be responsible for detailing the Product.

                           "Competing Product" has the meaning set forth in
Section 2.4 hereof.

                           "Compound" means the crystalline vitamin D3 analogue
MC 903 that is licensed to BMS under the LEO License Agreement.

                           "Combination Product" means any Product that contains
the Compound in combination with one or more other pharmaceutically active ingredients, excluding Dovobet.

                           "Confidential Information" has the meaning set forth
in Article 15 hereof.

                           "Controlled by" means, with respect to any product,
information or intellectual property right, that the applicable Party or Person, in whole or in part, owns or has a

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license to such product, information or intellectual property right and has the ability to grant access or a license (or a sublicense), as applicable, without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party or Person would be first required to grant such access, license or sublicense.

                           "Copromotion Term" has the meaning set forth in
Section 13.1 hereof.

                           "Demand-Based Government Gross Sales" means the
demand-based gross sales reported by BMS based on internally recorded sales figures for this segment for the Product for a given accounting period.

                           "Demand-Based Hospital/MHC Gross Sales" means the
demand-based gross sales reported by IMS Provider Perspective for Hospital and IMS Provider Perspective for Managed Healthcare to these segments for the Product for a given accounting period.

                           "Demand-Based Mail Order Gross Sales" means, for an
applicable accounting period, the total mail order prescriptions for the Product reported by IMS National Prescription Audit for a given period, multiplied by the Weighted Average Mail Order Selling Price for such period.

                           "Demand-Based Nursing Home Gross Sales" means the
demand-based gross sales reported by IMS Provider Perspective for Nursing Homes to this segment for the Product for a given accounting period.

                           "Demand-Based Other Gross Sales" means, for an
applicable accounting period, the sum of Puerto Rico Gross Sales, plus Demand-Based Government Gross Sales, plus Demand-Based Hospital/MHC Gross Sales, plus Demand-Based Nursing Home Gross Sales.

                           "Demand-Based Retail Gross Sales" means, for an
applicable accounting period, the total retail prescriptions for the Product reported by IMS National Prescription Audit for a given period, multiplied by the Weighted Average Retail Selling Price for such period.

                           "Diligent Efforts" means the carrying out of
obligations or tasks in a manner consistent with the efforts a Party devotes to its other products of similar market potential, profit potential or strategic value resulting from its own internal research efforts, based on conditions then prevailing.

                           "Dovobet" means a pharmaceutical preparation
containing both the Compound and the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations and line extensions.

                           "Dovobet(R) Product" means any prescription
pharmaceutical product which is a presentation of Dovobet(R).

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                           "Effective Date" means May 1, 2003.

                           "Execution Date" means the date this Agreement is
signed by the last party to sign.

                           "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

                           "FDA" means the U.S. Food and Drug Administration.

                           "FD&C Act" means the Federal Food, Drug and Cosmetic
Act, as amended, and all applicable regulations thereunder.

                           "Galen Improvements" means any inventions,
developments, modifications or improvements to the Product or the Compound which are made by Galen or any of its Affiliates during the term of this Agreement (x) as a result of research activities conducted by or for it or its Affiliates relating to the Product or the Compound or (y) through the use of BMS Know-how, whether patentable or registerable or not, except as any of the foregoing may relate solely to Dovobet(R) and not any other Product or product.

                           "Galen Know-How" means all proprietary information
regarding the Compound or the Product that is now or may hereafter during the Copromotion Term be controlled by Galen or any of its Affiliates, except as any of the foregoing may relate solely to Dovobet(R) and not any other Product or product.

                           "Governmental or Regulatory Authority" means any
court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, county, city or other political subdivision, foreign or domestic.

                           "Gross to Net Factor", for a given accounting period,
means a fraction (x) the numerator of which is the sum of Demand-Based Retail Gross Sales, plus Demand-Based Mail Order Gross Sales, plus Demand-Based Other Gross Sales, less Total Discounts for such accounting period, and (y) the denominator of which is the sum of Demand-Based Retail Gross Sales, plus Demand-Based Mail Order Gross Sales, plus Demand-Based Other Gross Sales for such accounting period.

                           "Gross Margin Percentage" for a given accounting
period, means a fraction, (A) the numerator of which represents (i) Actual Net Sales from All Segments during such accounting period, less (ii) the Manufacturing Cost of the Product represented by such Actual Net Sales from All Segments for such accounting period, less (iii) the royalties due LEO on such Actual Net Sales from All Segments during such accounting period, and (B) the denominator of which represents Actual Net Sales from All Segments during such accounting period. As of the Effective Date the Gross Margin Percentage equals seventy percent (70%).

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                           "IMS" means (x) IMS Health Incorporated and its
successors or (y) such other internationally recognized market research firm (including, without limitation, NDC Health) to which Galen and BMS may mutually agree to in writing.

                           "IND" means an Investigational New Drug Application,
as defined in the FD&C Act and applicable regulations promulgated thereunder as amended from time to time, filed in the United States.

                           "Law" means all laws, statutes, rules, regulations,
ordinances and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority.

                           "LEO" means LEO Pharmaceuticals Products, Ltd. A/S
(Lovens Kemiske Fabrik Produktionsaktieselskab), a corporation organized under the laws of Denmark), and having an address at Industriparken 55, DK-2750 Ballerup, Denmark.

                           "LEO License Agreement" means the agreement between
E.R. Squibb & Sons, Inc. and LEO for the development and commercialization of products containing the Compound in the Licensed Territory within the dermatological field dated September 28, 1989, as heretofore amended by amendments thereto dated as of July 6, 1992 and April 8, 1993, and as the same may be amended or supplemented in the future, subject to Section 2.3.3.

                           "LEO Supply Agreement" means the agreement between
Bristol-Myers Squibb Company and LEO for the supply of finished and packaged products containing the Compound in the Licensed Territory for use within the dermatological field dated April 8, 1993, as amended heretofore, and as the same may be amended or supplemented in the future, subject to Section 2.3.3.

                           "LEO Patents" means those pending patent applications
and issued patents owned by LEO having claims covering the Product and are licensed to BMS under the LEO License Agreement.

                           "Manufacturing Cost" for Product samples, as well as
for any Product and any comparators (whether active or placebo) supplied for use in any Phase IV and later clinical trial, means: (i) if and to the extent the Product or comparator is manufactured, finished or packaged, in whole or in part, by BMS and/or any of its Affiliates, the direct costs incurred in manufacturing, finishing, and packaging same, plus BMS' fully-absorbed allocation of indirect and overhead expenses connected therewith (including without limitation manufacturing and charges in the nature of depreciation and amortization of capitalized costs of manufacturing equipment and facilities and reasonable allocation of idle capacity), as determined in accordance with U.S. generally accepted accounting principles, consistently applied), (ii) if and to the extent the Product or comparator is manufactured for BMS or any of its Affiliates by a Third Party, in whole or in part, the costs (including applicable royalties) actually charged by the Third Party to BMS or such Affiliate for same.

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                           "Minimum Annual PDE and Minimum Semi-Annual PDEs"
shall have the meaning under Section 3.5.1 of this Agreement.

                           "Minimum Quarterly PDEs" has the meaning set forth in
Section 3.5.1 hereof.

                           "NDA" means a New Drug Application, as defined in the
United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time, filed in the United States.

                           "NDA Approval" means the marketing clearance granted
by the FDA required for the marketing and promotion of the Product in the United States.

                           "NDCHealth" means National Data Corporation, a
leading healthcare information services company.

                           "Net Weighted Average Mail Order Selling Price" per
mail order prescription for a given period means the Weighted Average Mail Order Selling Price for a given accounting period, times the Gross to Net Factor for such accounting period.

                           "Net Weighted Average Retail Selling Price" per
retail prescription for a given period means the Weighted Average Retail Selling Price for a given accounting period, times the Gross to Net Factor for such accounting period.

                           "Party" means Galen or BMS, as the case may be.

                           "Patents" means all patents and patent applications
in the Territory which are or become Controlled by BMS or any of its Affiliates which patents generically or specifically claim the composition or use of any Product in the Territory, including without limitation all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, substitutions, registrations, confirmations or extensions thereof.

                           "PDMA" means the Prescription Drug Marketing Act of
1987, as amended (as such may be subsequently modified and including any applicable implementing regulations).

                           "Performance Compensation" has the meaning set forth
in Article 11 hereof.

                           "Person" means an individual, corporation,
partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

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                           "Phase IV Study" means (i) any Phase IV clinical
study (including without limitation opinion leader studies) pertaining to the Product that are sponsored by BMS or any of its Affiliates in the Territory or conducted by or through BMS in the Territory, or (ii) any pharmacoeconomic study relating to the Product that are sponsored by BMS or any of its Affiliates in the Territory or conducted by or through BMS in the Territory.

                           "Phase IV Study Costs" means all costs and other
payments for any Phase IV Study that are incurred by a Party or any of its Affiliates in the Territory, plus the Manufacturing Cost of all Product and any comparators (including active comparators and placebo) supplied in connection with such Studies.

                           "Prescribing Professional" means (x) physicians and
osteopaths and (y) any nurse practitioners, physicians' assistants, and other healthcare professionals where any of the foregoing in (y) have prescribing authority under applicable Law.

                           "Primary Position Detail" means a promotional message
involving a full Product presentation delivered during a Call by a Party's professional sales representatives in which key Product attributes are verbally presented in the first position, consistent with the terms of this Agreement, where such Product is given primary emphasis (i.e., an emphasis that is more important than the emphasis given to any other product presented), and where no more than three products are presented during such Call.

                           "Primary Detail Equivalent" or "PDE" means either one
Primary Position Detail or two Secondary Position Details.

                           "Product" means (x) all current pharmaceutical
preparations for human use in final topical dosage forms which contain the Compound as a therapeutically active ingredient that have been approved for use and sale in the Territory as of the Effective Date by any relevant Governmental or Regulatory Authority in the Territory, and any line extensions thereof; and
(y) all future pharmaceutical preparations for human use in final dosage forms which contain the Compound as a therapeutically active ingredient, but excluding Dovobet(R), that are approved by any Governmental or Regulatory Authority in the Territory during the Copromotion Term of this Agreement, and that (i) BMS is able to promote, and has accepted to promote, under the LEO License Agreement during the Copromotion Term and (ii) Galen has accepted in writing to co-promote under this Agreement.

                           "Product Registration" has the meaning set forth in
Section 10.3 hereof.

                           "Promotion" means those activities normally
undertaken by a professional sales representative of a pharmaceutical company to implement promotion plans for a particular prescription pharmaceutical product aimed at encouraging the appropriate use of such product by a health care professional with actual prescribing authority. When used as a verb, "Promote" means to engage in such activities.

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                           "Promotion Plan" means the then current plan for the
Promotion of the Product in the Territory and which is described in more detail in Section 3.3.

                           "Puerto Rico Demand Based Gross Sales" means the
amount of factory gross sales of the Product reported by BMS' divisional Affiliate in Puerto Rico.

                           "Regulatory Approvals" means the required approval of
the applicable Governmental or Regulatory Authority.

                           "Sales Force Personnel" means a Party's and/or its
Affiliates' sales force representatives and their managers (whether the same be employees or, subject to the terms of Section 3.5.2 of this Agreement, independent contractors of a Party) that are involved in the Promotion of the Product in the Territory.

                           "Secondary Position Detail" means a promotional
message involving a Product that is delivered in the second position during a Call by a Party's professional sales representatives, consistent with the terms of this Agreement, where such Product is given significant emphasis (i.e., an emphasis that is at least or more important than the emphasis given to any other product presented (other than the product that is presented as the Primary Position Detail)), and where no more than three products are presented during such Call.

                           "Semi-Annual Periods" means the half-years comprising
(a) the first and second Agreement Quarter and (b) the third and fourth Agreement Quarter of each Agreement Year.

                           "Serious Adverse Event" and "Non-Serious Adverse
Event" have the meanings set forth in Section 9.7 hereof.

                           "Territory" means the fifty (50) states of the United
States of America and the District of Columbia, and any U.S. possessions and territories.

                           "Third Party(ies)" means any Person other than: (1)
Galen and BMS and (2) any Affiliates of Galen and BMS.

                           "Total Discounts" for an accounting period means the
following costs and expenses reasonably incurred by BMS with respect to the Product, to the extent not reimbursed by a Third Party:

                  (i) trade, quantity and cash discounts or rebates actually and lawfully granted or given and any other similar adjustments, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, and damaged goods;

                  (ii) price reductions, credits, rebates, product returns, charge-backs and prime

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                           vendor rebates, fees, reimbursements or similar
                           payments or adjustments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; and

                  (iii) price reductions, credits, rebates, product returns, charge-backs and prime vendor rebates, fees, reimbursements or similar payments or adjustments actually granted or given in connection with Product sales to any Governmental or Regulatory Authority in respect of any state or federal Medicare, Medicaid or similar programs.

Notwithstanding the foregoing, in the event that the "Incentive Discounts" granted in the aggregate for all presentations of Dovonex in the Territory for a given Agreement Quarter exceed fifteen percent (15%) or more of the corresponding gross sales (based on list price) of Dovonex in such Agreement Quarter, then, for purposes of calculating the compensation due Galen under this Agreement for such Agreement Quarter only, the aggregate amount of Incentive Discounts that may be taken into account in determining Total Discounts for such Agreement Quarter shall equal 15% of such gross sales (based on list price), and the Total Discounts for such Agreement Quarter shall equal such 15% figure plus such other amounts (e.g., product returns) as may be deducted under (i)-(iii). For purposes of the preceding sentence, "Incentive Discounts" shall mean all discounts granted under (i), (ii) and (iii) above and any price reductions below the Dovonex list price for a given presentation as such list price for such presentation exists on the Effective Date (or, for any new presentations hereafter, as it is first priced for commercial sale), but excluding such discounts, credits, or rebates that relate to matters such as product returns, rejected or damaged goods, billing errors, and the like (which may still be taken into account in determining Total Discounts for a given Agreement Quarter); provided, that where the list price for a given presentation is reduced by BMS below the list price for such presentation as of the Effective Date, the 15% threshold shall be determined by reference to such list price as of the Effective Date and not the then lower current list amount. For sake of clarity and example, if the price for a given presentation of Dovonex is $100/gram as of the Effective Date, then BMS is entitled as of the Effective Date to grant $15 of Incentive Discounts before the excess above that figure must be taken into account in determining whether BMS has exceeded the 15% threshold in the aggregate for all presentations. If a year later: (A) the price of the presentation has dropped to $90, then BMS would be entitled as of the Effective Date to grant only an additional $5 of Incentive Discounts before the excess above that figure must be taken into account in determining whether BMS has exceeded the 15% threshold in the aggregate for all presentations, and (B) the price of the presentation has increased to $110, then BMS would be entitled as of the Effective Date to grant $16.50 of Incentive Discounts before the excess above that figure must be taken into account in determining whether BMS has exceeded the 15% threshold in the aggregate for all presentations.

An example calculation showing the determination of the maximum Incentive Discounts is attached as Exhibit 11.1.6 hereto. The usual and customary discounts and deductions described

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above will be consistent with those used by BMS in determining net sales of its pharmaceutical products for external reporting purposes.

                           "Trademark" means the Dovonex(R) trademark and any
other trademark or trade name (whether registered or unregistered) used on or with the Product or in any A&P Material related to the Product in the Territory during the Copromotion Term (other than the name and logo of BMS, Galen or any of their respective Affiliates), subject to the terms of this Agreement.

                           "Valid Claim" means a composition of matter claim, or
method of use claim (or its equivalent) of an issued and unexpired Patent in the Territory which is owned or controlled by BMS, which covers the Compound and/or the Product, and which (i) has not been revoked or held unenforceable or invalid by a decision of a Governmental or Regulatory Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; and
(ii) has not been abandoned, disclaimed, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                           "Weighted Average Mail Order Selling Price" per mail
order prescription is calculated in the manner shown on Exhibit 11.1.4.

                           "Weighted Average Retail Selling Price" per retail
prescription is calculated in the manner shown on Exhibit 11.1.4.

ARTICLE 2 - GRANT OF RIGHTS TO GALEN; BMS RESERVED RIGHTS; NON-COMPETITION; LEO
            LICENSE AGREEMENT; RIGHT TO CROSS-REFERENCE.

         Section 2.1 Engagement of Galen to Promote. BMS hereby grants to Galen the co-exclusive right (exclusive except as to BMS and its Affiliates), to Promote the Product during the Copromotion Term, within the Territory, upon the terms and conditions set forth in this Agreement. Galen's co-promotion rights under this Agreement shall be exclusive as to any other Third Party within the Territory, and BMS may not, without the prior written consent of Galen (not to be unreasonably withheld) or except as provided in Section 3.5.2, enter into any agreement with a Third Party to Promote or market the Product in the Territory, during the Copromotion Term. Galen shall have the right to enter into any written agreement with one or more of its Affiliates with respect to any right, representation, warranty, or obligation of Galen under this Agreement; provided, that Galen shall remain jointly and severally liable and responsible with such Affiliate for the performance of any obligations, representations or warranties delegated, contracted, assigned or otherwise transferred. Galen shall not Promote or market the Product except in accordance with the rights expressly granted to it under, and in accordance with the terms of, this Agreement.

         Section 2.2 BMS Reserved Rights. BMS reserves all rights not expressly granted

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under this Agreement. Galen agrees that it will not practice any rights reserved by BMS that are not expressly granted to Galen under this Agreement.

         Section 2.3 Compliance with LEO License Agreement; Amendments.

                  2.3.1 Compliance with License Agreement. To the extent not encompassed by the terms of this Agreement, Galen shall abide by all applicable terms of the LEO License Agreement as are communicated to it by BMS in writing, and any conflict between this Agreement and the LEO License Agreement shall be governed by and subject to the terms in the LEO License Agreement.

                  2.3.2 Maintenance of License Agreement. BMS agrees that, with respect to any rights or licenses granted to it under the LEO License Agreement, BMS shall perform and observe in all material respects all of its duties and obligations under the LEO License Agreement that are required to maintain in effect such licenses or rights, and shall otherwise use commercially reasonable efforts to maintain the LEO License Agreement; provided that the foregoing shall not be construed to require that BMS maintain the LEO License Agreement if (x) generic competition has entered the Territory for the Product, (y) LEO has materially breached its obligations under the LEO License Agreement and BMS is entitled under the terms of the LEO License Agreement to terminate such agreement, or (z) LEO has materially breached its obligations under the LEO Supply Agreement and BMS consequently is entitled to terminate the LEO License Agreement pursuant to Article XIII(C) thereof.

                  2.3.3 Amendment of License Agreement. BMS agrees not to amend the LEO License Agreement or the LEO Supply Agreement in a manner that would materially adversely affect Galen rights and obligations under this Agreement without Galen's prior written consent (not to be unreasonably withheld).

         Section 2.4 Noncompetition.

                  2.4.1 Subject to Section 2.5.1, during the Copromotion Term and for six (6) months thereafter, Galen and its Affiliates shall not market, Promote or sell within the Territory any other drug product that has received marketing clearance from the FDA for psoriasis treatment or prevention and which is either (x) a topical vitamin D(3) or vitamin D(3) analog or (y) a fixed combination of vitamin D(3) or any vitamin D(3) analog with a corticosteriod (a "Competing Product"); provided, that

                           2.4.1.1 said six-month post-Copromotion Term
                  restriction shall be inapplicable if the Copromotion Term shall have expired under Section 13.1.1, the term of this Agreement has expired or otherwise been terminated pursuant to
                  Section 13.2.1, or this Agreement shall have been terminated pursuant to any of Sections 11.6, 13.2.2, 13.2.3, 13.2.5,
                  13.3.1, 13.3.7 or 13.5 (where Galen is the terminating Party due to BMS insolvency);

                           2.4.1.2 this Section 2.4 shall not apply to (i)
                  Dovobet, or (ii) or to any other product for which prior written approval has been granted by a Vice-President (or higher) within BMS; and

                           2.4.1.3 this Section 2.4 shall not apply in the event
                  that, and from and after the date that, Galen purchases the NDA and Trademarks for the Product from BMS.

         For sake of clarity and avoidance of doubt, a corticosteroid shall not be considered a Vitamin D(3) analog for purposes of the determination of whether a product is a Competing Product. For sake of clarity and avoidance of doubt, any breach by Galen and/or its Affiliates of the terms of this Section 2.4 shall, in addition to any remedies to which BMS may have hereunder or at law or in equity, entitle BMS to terminate this Agreement upon thirty (30) days' prior written notice to Galen, unless Galen, within such 30-day period, ceases the breaching activity (or causes its Affiliate(s) to cease such breaching activity) and provides reasonable assurances to BMS that it will not happen again during the Copromotion Term. In the event that Galen or any of its Affiliates breaches this provision a second time during the Copromotion Term, BMS shall be entitled to terminate this Agreement upon thirty (30) days' prior written notice to Galen, but without any opportunity on the part of Galen to cure such breach and prevent such termination.

         The Parties further agree that the marketing, promotion and/or sale of a Competing Product in the Territory by Galen and/or its Affiliates in breach of this Section 2.4 may cause irreparable injury to BMS for which monetary damages alone may not be an adequate remedy. In the event of such breach, BMS shall be entitled to seek, upon petition to a court of competent jurisdiction and without resort to any dispute resolution procedures as may be provided for in this Agreement, equitable relief to prevent such breach, in addition to any remedies it may have hereunder or at Law.

                  2.4.2 Subject to Section 2.5.2, during the Copromotion Term BMS and its Affiliates shall not market, Promote, or sell within the Territory any Competing Product.

         Section 2.5 Effect of Acquisition of Competing Product.

                  2.5.1 In the event that during the Copromotion Term:

                           2.5.1.1 a Person becomes an Affiliate of Galen, or

                           2.5.1.2 Galen or any of its Affiliates merges or consolidates with any Third Party,

(each of the foregoing, a "Triggering Event"), and such Person or Third Party (or any Affiliate of such Person or Third Party) is then marketing a Competing Product in the Territory, then, within thirty (30) days after the applicable Triggering Event, Galen shall notify BMS in writing of such circumstances and shall notify BMS in writing (the date that both such notices are received by BMS is referred to as the "Notice Date") as to whether:

                           2.5.1.3 the Competing Product will be divested by Galen (or the applicable Galen Affiliate, or such Third Party or such Third Party's Affiliate) within the Territory; or

                           2.5.1.4 Galen elects to terminate this Agreement, which termination shall be effective on the later of one hundred eighty
         (180) days after the Notice Date and December 31, 2005, unless BMS notifies Galen within ninety (90) days after the Notice Date that the termination will be effective on an earlier date, provided that such date is not less than one hundred eighty (180) days after the Notice Date.

If no such written notice is timely received by BMS, then this Agreement shall terminate on the later of two hundred forty (240) days after the Triggering Event and December 31, 2005, unless BMS notifies Galen within one hundred twenty
(120) days after the Triggering Event either that the termination will be effective on an earlier date, provided that such date is not less than two hundred forty (240) days after the Triggering Event, or that BMS elects to waive such termination, in which event, BMS shall not be entitled to terminate this Agreement thereafter with respect to such Competing Product. If this Agreement is to be terminated as a result of a Triggering Event, Galen and BMS shall each continue to perform its duties under this Agreement in accordance with the terms hereof until the actual termination date, provided, however, that the marketing of a Competing Product by Galen or such Affiliate or Third Party during the period extending from the Triggering Event until the actual termination date shall not be considered a breach by Galen of its obligations under this Agreement.

         If Galen informs BMS that such Competing Product will be divested, then Galen (or such Third Party or Affiliate) shall use commercially reasonable and diligent efforts to divest itself of such Competing Product in a manner consistent with reasonable business judgment and to complete such divestiture of the Competing Product as promptly as practicable following notification to BMS of the decision to divest. Galen shall have until the date that is twelve (12) months after the applicable Triggering Event to complete such divestiture (the "Grace Period"); provided, that, so long as Galen demonstrates to BMS' reasonable satisfaction that Galen used commercially reasonable and diligent efforts to effect such divestiture within such 12-month Grace Period, but was unable reasonably to effect such divestiture, then such 12-month Grace Period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competing Product to be in fact divested. Galen (or such Third Party or Affiliate) shall keep BMS reasonably informed of its efforts and progress in effecting such divestiture until it is completed, and shall provide a written summary of such efforts quarterly during such 12-month Grace Period, and if applicable, monthly thereafter. Subject to the foregoing, the marketing of a Competing Product by Galen or such Affiliate or Third Party during the period extending from notification to BMS of the decision to divest until the completion of the divestiture shall not be considered a breach by Galen of its obligations under this Agreement.

                  2.5.2 In the event that during the Copromotion Term:

                           2.5.2.1 a Person becomes an Affiliate of BMS, or

                           2.5.2.2 BMS or any of its Affiliates merges or consolidates with any Third Party,

and such Person or Third Party (or any Affiliate of such Person or Third Party) is then marketing a Competing Product in the Territory, then BMS (or the applicable BMS Affiliate, or such Third Party or such Third Party's Affiliate) may continue to market such Competing Product within the Territory thereafter without BMS being deemed in violation of Section 2.4.2.

                  2.5.3 Nothing in this Section 2.5 is intended to affect Galen's or BMS' obligations, covenants, warranties, representations set forth in other sections of this Agreement.

ARTICLE 3 - PROMOTION, COMMERCIALIZATION AND DISTRIBUTION OF PRODUCT

         Section 3.1 General Diligence Obligation. Subject to the terms and conditions of this Agreement, Galen will exercise Diligent Efforts to Promote the Product in the Territory during the Copromotion Term in accordance with the Promotion Plan, the Product labeling, the guidelines then approved by the Joint Executive Committee, the terms of this Agreement, and applicable Law. All such activity shall occur at Galen's sole expense except as may otherwise be expressly provided by this Agreement.

         Section 3.2 Joint Executive Committee.

                  3.2.1 Joint Executive Committee.

                           3.2.1.1 Promptly after the Effective Date, the Parties shall form a Joint Executive Committee ("JEC") comprised of three (3) individuals, two (2) of which shall be appointed by BMS and one of which shall be appointed by Galen and all of whom shall be qualified to appropriately represent such Party. The JEC shall be chaired by one of the two (2) BMS representatives. Additional employees of either Party or its Affiliates may attend the JEC meeting as non-voting members on an ad hoc basis as deemed necessary or appropriate by such Party; consultants or contractors assisting a Party may attend only with the prior consent of the other Party's members of the JEC (such consent not to be unreasonably withheld). The chairperson of the JEC shall be responsible for preparation and distribution of the minutes of each JEC meeting. Such minutes shall memorialize decisions made by the JEC, but shall avoid details relating to discussions and general matters not involving decisions. Minutes of meetings shall be disseminated to committee members not later than ten (10) business days following any meeting of the JEC. All JEC meeting minutes shall, following review by the Parties and agreement of their contents, be countersigned on behalf of each Party as evidence of acceptance of the correctness of such minutes.

                           3.2.1.2 The JEC will be used as the forum for the Parties to provide input to each other, to enable the Parties to approve the Promotion Plan and monitor its progress and to enable the Parties to monitor each Party's compliance with its obligations under this Agreement, excluding those matters that are specifically reserved exclusively to the sole discretion of BMS or Galen under this Agreement. The JEC will focus on the overall business plan and positioning strategies for the Product, shall approve the Promotion Plan and material changes thereto. The JEC shall meet at least twice each year during the Copromotion Term (and more frequently if necessary), to discuss the actual results of the promotion of the Product in the Territory by the Parties as compared to the Promotion Plan, approve the Promotion Plan for the next succeeding Agreement Year and to discuss any other matters pertaining to a Party's performance of its Promotion obligations under this Agreement; provided, that it is understood that the first meeting of the JEC shall be held as soon as practical after the Execution Date. Meetings of the JEC shall be held alternately at a location designated by each Party or as the members of the JEC may agree. JEC meetings may not necessarily be face-to-face meetings, but upon unanimous agreement of the JEC, can be via other methods of communication, such as teleconferences and/or videoconferences. Subject to the terms and conditions of this Agreement, decisions of the JEC shall be by majority vote of a quorum of its members (with each of the three members having one vote), with a quorum constituting at least one voting representative of each Party. The majority vote provision under the preceding sentence shall not, however, apply: (A) where this Agreement specifically requires unanimous written consent of both Parties for a given matter to be decided by the JEC, (B) to matters involving a breach of this Agreement, and (C) as provided in Section
                                    3.2.4.2 hereof.

                           3.2.1.3 Each Party shall bear the costs of its representatives attending and participating in meetings of the JEC.

                  3.2.2 Regulatory Approvals. BMS shall have strategic responsibility and sole authority and responsibility for obtaining and maintaining all Regulatory Approvals that are related to the Product. and, except where BMS has delegated this responsibility to Galen in writing, that are related to the use of promotional and advertising materials or programs ("A&P Materials") prepared or approved by the JEC. BMS hereby delegates to Galen the authority and responsibility for obtaining all Regulatory Approvals that are related to the use of promotional and advertising materials or programs contained in the approved Promotion Plan. Galen shall provide BMS with a copy of such A&P Materials at least fifteen (15) days prior to first submission of the A&P Materials to FDA or first printing of same (whichever is earlier). In the event that BMS has an objection to the content of any such material or programs, BMS shall notify Galen within such fifteen (15) day period. If BMS does not object within such fifteen (15) day period, Galen shall be entitled to use such A&P Materials. Any reasonable changes recommended by BMS must be incorporated into the A&P Materials. Galen will promptly notify BMS of any warning/untitled letters received from DDMAC and provide BMS with copies of all communications with FDA and information on resolution of the matter.

                  3.2.3 Formulary Relationships. BMS shall retain sole responsibility in its sole discretion for all contractual relationships for the Product with formularies (including managed care and hospital), insurers, and Governmental or Regulatory Authorities (including without limitation Medicare, Medicaid, the Veterans Administration, and military entities). Galen will consult with BMS with respect to strategy for obtaining and maintaining contractual/formulary relationships for the Product with such entities, and will consult with and assist BMS in obtaining entry into such entities for the sale of the Product and subsequent pull-through of the Product.

                  3.2.4 No Adverse Change to Galen Rights Without Galen Consent. Notwithstanding any term or condition of this Agreement that may state or imply to the contrary:

                           3.2.4.1 Galen shall not be required to follow the Promotion Plan or any decision or guideline determined or promulgated by BMS or the JEC where Galen believes in good faith based on opinion of counsel that doing so would conflict in any material way with its obligations under applicable Law; and

                           3.2.4.2 No Promotion Plan, or any decision or guideline promulgated by BMS or the JEC, may materially adversely affect any of Galen's obligations, rights or benefits under this Agreement, or require Galen to spend any funds or reimburse or absorb any costs that are not expressly provided for under this Agreement, without Galen's prior written consent.

                  3.2.5 Cost and Control of Sales Forces. Except as otherwise specifically provided in this Agreement, each Party shall be solely responsible for the costs and expenses of establishing and maintaining its Sales Force Personnel and conducting its other activities under this Agreement, and shall have sole authority to control and direct the activities of the Sales Force Personnel used by it to Promote the Product in the Territory in accordance with its obligations hereunder and the terms of this Agreement.

         Section 3.3 Promotion Plan. Subject to Section 4.1:

                  3.3.1 Approval by JEC. All advertising, promotion, selling and other commercialization activities contemplated for the Product for a given Agreement Year (and each Agreement Quarter in such Agreement Year) shall be set forth to the extent practical in the Promotion Plan for the Product. The approved Promotion Plan for the first Agreement Year is attached hereto as
Exhibit 3.3.1. For each subsequent Agreement Year, Galen shall prepare the Promotion Plan for such Agreement Year and deliver a copy thereof to BMS on or before August 15 of the preceding Agreement Year. The Promotion Plan for any Agreement Year, and all material changes or supplements thereto, must be approved by the JEC before such Plan, change or supplement shall be deemed effective; provided, that if Galen has delivered the Promotion Plan to BMS on or before August 15 and the JEC has not approved the Promotion Plan by January 1 of the Agreement Year covered by the Promotion Plan, and such failure is not due to the unavailability of Galen representatives, then Galen shall be entitled to rely on the Promotion Plan submitted in order to perform its promotion obligations under this Agreement until such time as the JEC approves such Promotion Plan or a modified Promotion Plan. JEC approval shall not be required for implementation of the details of advertising, promotion, selling or other commercialization activities where the activity and the overall budget for such activity was approved by the JEC as part of the Promotion Plan; provided, that if the JEC believes any activity was not authorized by the Promotion Plan or that the implementation of an authorized activity is not appropriate in any way, the JEC may specify the given activity and implementation details that should be curtailed or modified.

                  3.3.2 Content of Promotion Plan. Subject to applicable terms of this Agreement, the Promotion Plan will focus principally on the Promotion of the Product by Galen in the Territory, and will include matters such as:

                           3.3.2.1 the Call plan, including total Calls and the target prescribers;

                           3.3.2.2 the breakdown of budgeted A&P Costs into the following categories: samples, A&P Materials and literature, medical education, market research, conventions, agency fees, and micro-marketing programs;

                           3.3.2.3 Product positioning and overall strategies and tactics, including promotional claims that may be made about the Product;

                           3.3.2.4 the quantity and timing of samples of Product(s) to be made available to Galen's sales forces for use in the Territory and the strategy/processes for the provision of same within the Territory; and

                           3.3.2.5 the level of marketing and other support for the Product, if any, to be provided directly by BMS.

In the event of any conflict between this Agreement and the terms of any Promotion Plan, the terms of this Agreement shall control.

         Section 3.4 Product Samples. The following terms shall apply to the manufacture, use and distribution of Product samples in the Territory during the Copromotion Term:

                  3.4.1 Quantity. Galen shall determine a reasonable level of samples to be provided to its Sales Force for use in the Territory. As samples must be ordered by BMS from LEO, BMS will provide to Galen in writing such forecasting, advance notice, and ordering requirements as BMS will require to ensure timely manufacture of the samples by LEO and delivery of such samples to Galen, which requirements BMS will provide to Galen in writing upon execution of this Agreement and which may be amended by BMS upon reasonable notice from time to time. Such requirements may be changed by BMS for future orders upon written notice to Galen. Galen will order a sufficient number of samples for each Agreement Year as are reasonably necessary to ensure that it meets its Diligent Efforts obligations hereunder and that will provide adequate and effective support for achievement of the Baselines in each Agreement Year. The number of samples approved as part of the applicable Promotion Plan shall be deemed to be adequate for purposes of this Section 3.4.1.

                  3.4.2 Title. Title to the samples shall remain with BMS, and Galen shall be responsible for such sales/use taxes, if any, associated with the distribution or use of the samples.

                  3.4.3 Distribution of Samples to Galen. BMS shall be responsible for the delivery of Product samples to be provided to Galen under the Promotion Plan to one central distribution point designated by Galen. The storage of Product samples at the Galen central distribution point and the distribution of samples to Galen Sales Force Personnel shall be at Galen's sole expense.

                  3.4.4 Sample Cost. Galen shall pay BMS for all Product samples provided by BMS to Galen at the Manufacturing Cost therefore, plus the cost of shipping such samples to Galen's central distribution point, payment to be due and payable within thirty (30) days after the later of (x) receipt by Galen of an invoice therefor or (y) receipt of the samples.

                  3.4.5 Compliance with Prescription Drug Marketing Act. Each party will ensure that its marketing and Promotion of the Product shall comply with all requirements of applicable Law, including without limitation, the PDMA. Such compliance shall include, without limitation, maintenance of written procedures designed to ensure that its Sales Force Personnel marketing the Product in the Territory comply with the PDMA; provided, that if both Parties so agree in writing, the Parties will comply with any proposed implementing regulation (or portion thereof) with respect to any Promotional activity under this Agreement.

                  Each Party shall use Diligent Efforts to ensure that its Sales Force Personnel comply with such written procedures. Each Party shall provide the other Party with a copy of its procedures for review and comment, it being understood that the content of a Party's procedures shall be the sole responsibility of such Party. Such procedures shall include a requirement that each Party shall be responsible for reporting directly to the FDA any known thefts or significant losses of samples and other reportable incidents as set forth in the PDMA, as the same is required by then applicable Law during the Copromotion Term, and each Party shall promptly provide the other written notice that a report has been made and a complete copy of any such report. Furthermore, such procedures shall include a requirement that Galen will notify BMS promptly after Galen learns that any samples shipped by BMS to Galen have been lost or have not been received as scheduled or damaged in transit, such that BMS will have a reasonable period of time to enable it to comply with all applicable legal requirements with respect to such samples. Galen shall promptly inform BMS of any violations of its written procedures or the PDMA by its Sales Force Personnel.

                  BMS shall be entitled, at its expense and upon reasonable (but not less than ten (10) business days) advance written notice to Galen, to conduct an inspection and audit of Galen's compliance with this Section 3.4.5 at any of its or its Affiliates' owned or controlled facilities in the Territory where Product samples are stored. The purpose of such inspection and audit shall be solely to ensure compliance by Galen with respect to the applicable provisions of the PDMA as they apply to Galen's duties and obligations under this Agreement and at Law, as well as to copy records relating to Product sample receipt, storage and distribution.

         Section 3.5 Sales Force Deployment. The following terms shall apply to promotion of Product(s) in the Territory by Galen and BMS under this Agreement:

                  3.5.1 Minimum PDEs.

                           3.5.1.1 During each Agreement Year, Galen shall provide at least Sixty-Five Thousand (65,000) internally reported PDEs within the Territory for the Product to the Prescribing Professionals indicated on the Call List (the "Minimum Annual PDEs"). Unless otherwise unanimously agreed upon by all members of the JEC, during each semi-annual period of each Agreement Year, Galen shall provide at least Thirty-two Thousand Five Hundred (32,500) internally reported PDEs within the Territory for the Product to the Prescribing Professionals indicated on the Call List (the "Minimum Semi-Annual PDEs"). Unless otherwise unanimously agreed upon by all members of the JEC, during each Agreement Quarter, Galen shall provide at least Sixteen Thousand Two Hundred Fifty (16,250) internally reported PDEs within the Territory for the Product to the Prescribing Professionals indicated on the Call List (the "Minimum Quarterly PDEs"). Where applicable, the foregoing figure shall be proportionately adjusted based on the actual number of days in the applicable period as a result of early termination of the Copromotion Term, of termination of the Copromotion Term other than at the end of an Agreement Year, Semi-Annual Period or Agreement Quarter, and/or for the initial Agreement Year being shorter than twelve months. At least seventy-five percent (75%) of Galen's Minimum Quarterly PDE requirements shall be delivered as Primary Position Details, with the balance delivered as Second Position Details. BMS shall not be entitled to terminate this Agreement for any Galen failure to miss the minimums except as set forth in Section 3.5.1.3.

                           3.5.1.2 It is understood that BMS does not have any minimum annual PDE obligations and may provide no PDEs in its discretion without affecting Galen's rights, benefits or obligations hereunder.

                           3.5.1.3 BMS may terminate this Agreement as set forth
                                   herein in the event that:

                                    3.5.1.3.1 In any Agreement Year, Galen does
                           not provide at least ninety percent (90%) of its Minimum Annual PDEs; or

                                    3.5.1.3.2 In any two consecutive Agreement
                           Quarters, during the Copromotion Term, Galen does not provide at least ninety percent (90%) of its Minimum Quarterly PDEs; or

                                    3.5.1.3.3 If in any Agreement Year, at least
                           seventy-five percent (75%) of Galen's Minimum Annual PDE requirements are not delivered as Primary Position Details, with the balance delivered as Second Position Details.

         For purposes of Sections 3.5.1.3.1 and 3.5.1.3.2 and for purposes of determining whether Galen has met its obligations under section 3.5.1.1, (x) any PDEs that exceed one hundred ten percent (110%) of the Minimum Quarterly PDEs required for a given Agreement Quarter shall not be taken into account, and (y) any Calls made to Prescribing Professionals who are not part of the Call List shall not be taken into account.

         Any termination by BMS under this Section 3.5.1.3 with respect to a shortfall in a given Agreement Year or two consecutive Agreement Quarters must be made by BMS by written notice delivered to Galen within ninety (90) days after BMS is informed by Galen in writing of such shortfall or breach. The effective date of any such termination shall be specified by BMS in its written notice of termination but such date shall be not later than one hundred eighty (180) days after delivery of the written notice of termination to Galen, unless otherwise mutually agreed in writing. Any such termination shall also be subject to applicable provisions of Article 13. Galen shall continue to perform in accordance with the terms of this Agreement during the period between notice of termination and the actual termination date.

                           3.5.1.4 If, during any Semi-Annual period during any Agreement Year of the Copromotion Term, Galen delivers less than one hundred percent (100%) of the total Minimum PDEs required of it for such Semi-Annual period, the Performance Compensation due to Galen shall be adjusted as follows: the amount determined under Section
         11.1.1 for such Semi-Annual period shall be reduced by the percentage amount that such actual PDEs are deficient (e.g., if the Performance Compensation due Galen under Article 11 is Twenty Million U.S. dollars (U.S. $20,000,000), but only 92% of the Minimum Semi-Annual PDEs were performed in such Semi-Annual period, the Performance Compensation due Galen under Article 11 would be reduced by the deficient percentage, i.e., eight percent (8%), to Eighteen Million Four Hundred Thousand U.S. dollars (U.S. $18,400,000). This remedy shall be in addition to any termination of this Agreement that may be exercised by BMS pursuant to Sections 3.5.1.3, but otherwise this reduction shall be BMS' sole and exclusive remedy for damages incurred by it by reason of any such shortfall.

                  3.5.2 Use of Independent Contractors and Part-Time Representatives.

                           3.5.2.1 Galen agrees not to use any independent contractors to provide any of its Minimum Annual PDEs without the prior written consent of BMS or approval of the JEC. Galen will discuss its proposed independent contractor arrangements with the JEC. If the use of any independent contractors is approved by BMS or the JEC, Galen shall be jointly and severally liable with its Third Party contractee for any breach of this Agreement or failure to perform such delegated duties by such Third Party contractee (as well as for any breach by such Third Party contractee of its Agreement with Galen, as the case may be), and hereby unconditionally guarantees the performance by such Third Party contractee of, and shall cause such Third Party contractee to comply with the provisions of, this Agreement. All compensation, reimbursement of costs and other payments to be made for any Third Party contractee's services is solely a matter between Galen and such Third Party contractee.

                           3.5.2.2 For geographical reasons, as approved by the JEC, Galen's Sales Force(s) detailing the Product may retain part-time employees. The total number of these part-time individuals will be kept to a minimum, but in any event shall not exceed ten percent (10%) of the total number of Sales Force Personnel detailing the Product.

                  3.5.3 Disclosure of Internally Reported Calls; Auditing.

                           3.5.3.1 Disclosure of Internally Reported Calls. Galen shall report to BMS the actual number of Calls reported internally to Galen's management that are made by it within the Territory to Prescribing Professionals on its Call List during each month during the Copromotion Term, as well as the position (Primary or Secondary) of such Calls. Such internal reporting shall be determined in accordance with the procedures customarily employed by Galen for the majority of its other pharmaceutical products, consistently applied. Galen shall provide an interim report of the actual number of Calls made (and their position) in a given month to BMS within thirty (30) days after the end of such month and a final report within sixty (60) days after the end of the applicable month.

                           3.5.3.2 Audited Calls. BMS shall be entitled to obtain at its expense from IMS or other recognized service a report of the audited Calls provided by Galen under this

         Agreement. If permitted by such service, BMS shall promptly provide a copy of such report to Galen. BMS shall use reasonable efforts at its expense to secure IMS's or such other service's approval to providing the report to Galen. If the ratio of internally reported Calls to audited Calls is greater than 2:1 for any particular Agreement Quarter, then the JEC shall investigate the discrepancy and whether the internally reported calls are being accurately reported, and each Party shall cooperate with any such investigation and allow the other Party to review pertinent records.

                           3.5.3.3 Auditing of a Party's Internal Call Records. BMS may demand an audit of Galen's relevant books and records in order to verify its reports on its internally reported PDEs used in calculating whether Galen has met its obligations under Section 3.5.1. in accordance with the provisions of Section 11.5.

         Section 3.6 Provisions Applicable to All Galen Sales Force Personnel.

                  3.6.1 Noncompliance by Representative. In the event that information comes to BMS' attention which gives BMS a reasonable basis for believing that any Galen Sales Force Personnel may have (i) violated any applicable Laws or an applicable Galen policy, or (ii) failed to provide satisfactory service or comply with this Agreement, BMS shall have the right to request Galen immediately to address the performance of such individual, in addition to any other rights or remedies available to BMS under this Agreement, at law or in equity. Galen shall promptly use commercially reasonable efforts to evaluate and resolve such issue in accordance with Galen policies or as it may otherwise deem appropriate. Galen shall keep BMS informed of the progress of, and information learned during, its evaluation, and shall provide BMS with a reasonably detailed written report summarizing any steps taken toward resolution of the matter within thirty (30) days after same.

                  3.6.2 Equal Opportunity Employer. Unless exempted from such compliance, Galen will comply with all applicable Laws in the hiring, employment, and discharge of all Galen Sales Force Personnel. Galen represents to BMS that Galen is an Equal Opportunity Employer and does not discriminate against any person because of race, color, creed, age, sex, or national origin.

                  3.6.3 Compliance with Galen Policies. All Galen Sales Force Personnel shall execute or shall previously have executed an agreement with Galen, that includes, among other terms, appropriate language under which the individual:

                           3.6.3.1 agrees to perform his or her obligations as
                  part of the Galen sales force and to use and account for Product samples as required by Law including without limitation, the PDMA and any applicable final FDA regulations, and this Agreement; and

                           3.6.3.2 agrees to perform his/her duties in
                  accordance with Galen internal policies, a copy of which is provided or made available by Galen to all its Sales

                  Force Personnel.

                  3.6.4 Worker's Compensation Insurance. Galen acknowledges and agrees that BMS does not and will not maintain or procure any worker's compensation insurance for or on behalf of Galen or its Sales Force Personnel, all of which shall be Galen's sole responsibility.

                  3.6.5 Confidentiality and Inventions Agreement with Galen. All Galen Sales Force Personnel and any other employee or contractor of Galen or its Affiliates who comes into contact with any BMS Confidential Information shall have first executed an appropriate agreement with Galen that includes appropriate language under which the individual is bound to maintain confidentiality of any Confidential Information disclosed by BMS on terms consistent with Galen's obligations hereunder. All Galen Sales Force Personnel and any other employee of Galen or its Affiliates who comes into contact with any BMS Confidential Information (including BMS Know-how or LEO Know-how) shall have first executed an appropriate agreement with Galen under which such individual is bound to assign to Galen all his/her rights, title and interests in any inventions made by such individual during the Copromotion Term relating to any Galen Improvements described in Section 3.11; with respect to independent contractors coming into contact with such BMS Confidential Information, Galen shall use commercially reasonable efforts to obtain a corresponding assignment of rights.

                  3.6.6 No Participation in BMS Benefit Plans. Galen acknowledges and agrees that all Galen Sales Force Personnel are not, and are not intended to be or be treated as, employees of BMS or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any "employee benefit plans", as such term is defined in section 3(3) of ERISA, that are sponsored by BMS or any of its Affiliates or that are offered from time to time by BMS or its Affiliates to their own employees (the "BMS Benefit Plans"). All matters of compensation, benefits and other terms of employment for any such personnel shall be solely a matter between Galen and such individual. Galen shall be solely responsible and liable for the payment of all compensation and benefits under any such employee benefit plan to its Sales Force Personnel.

                           BMS shall not be responsible to Galen or to its Sales
Force Personnel used by it to Promote the Product for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may be imposed upon or be related to the performance by Galen and its Sales Force Personnel of its obligations under this Agreement, all of which shall be the sole responsibility of Galen, even if it is subsequently determined by any court, the IRS or any other Governmental or Regulatory Authority that such individual may be a common law employee of BMS or any of its Affiliates.

                  3.6.7 Responsibility for Acts and Omissions of its Personnel. Galen shall be solely responsible for its acts and omissions and for those acts or omissions of its Sales Force Personnel while performing any of the services to be provided by Galen under this Agreement.

                  3.6.8 Indemnification for Employee Reclassification.

                           3.6.8.1 Galen will indemnify, defend, and hold harmless BMS and its Affiliates, and its and their directors, employees and agents (collectively, the "BMS Indemnitees") from and against any damages, liability, loss and costs that may be paid or payable by any such BMS Indemnitee resulting from or in connection with any claim or other cause of action asserted by any Galen Sales Force Personnel, or by any Third Party (including without limitation Governmental or Regulatory Authorities) arising out of the execution and/or performance of this Agreement that is based on or with respect to:

                                    3.6.8.1.1 costs, damages and losses that BMS
                  or its Affiliates may incur resulting from any claims for benefits that any Galen Sales Force Personnel may make under or with respect to any BMS Benefit Plan; and

                                    3.6.8.1.2 any payment or obligation to make
                  a payment to any Galen Sales Force Personnel relating in any way to any compensation, benefits of any type under any employee benefit plan (as such term is defined in Section 3(3) of ERISA), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by BMS or any of its Affiliates or by Galen or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other Governmental or Regulatory Authority that any Galen Sales Force Personnel may be a common law employee of BMS or any of its Affiliates; and

                                    3.6.8.1.3 the payment or withholding of any
                  contributions, payroll taxes, or any other payroll-related item by or on behalf of Galen or any of its Sales Force Personnel with respect to which Galen or any of its Sales Force Personnel may be responsible hereunder or pursuant to applicable Law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other Governmental or Regulatory Authority that any such Sales Force Personnel may be a common law employee of BMS or any of its Affiliates; and

                                    3.6.8.1.4 failure of Galen to withhold or
                  pay required taxes or failure to file required forms with regard to compensation paid to Galen by BMS and compensation and benefits paid or extended by Galen to its Sales Force Personnel.

                           3.6.8.2 Notwithstanding anything to the contrary in
         Section 3.6.8.1 above,

         Galen shall have no liability to any BMS Indemnitee to the extent attributable to any discriminatory, harassing or retaliatory acts of BMS or any BMS Indemnitee, or any tortious acts (including without limitation acts constituting assault, battery or defamation) by BMS or any BMS Indemnitee, with respect to any Galen Sales Force Personnel.

                           3.6.8.3 Nothing contained in this Section 3.6.8 is intended to affect or limit any Performance Compensation payable by BMS to Galen for the services rendered by Galen pursuant to this Agreement.

                  3.6.9 Galen Responsibility for Disciplinary Actions of Its Employees. Galen shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content, and for the dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

                  3.6.10 Reassignment. Removal or reassignment of any Galen Sales Force Personnel, including managers, to other Galen sales forces will be made in a manner that does not disrupt or jeopardize Galen's ability to meet its obligations under this Agreement.

         Section 3.7 Promotional and Advertising Responsibilities.

                  3.7.1 Overall Responsibility. Subject to Sections 3.2.2 and 3.3.1, all A&P Materials and literature to be used by Galen in the Territory in connection with the promotion of the Product shall be subject to review and approval of same by BMS prior to any use thereof. Galen shall submit samples of such materials to BMS for its prior review and approval. BMS shall inform Galen of its approval or rejection of such materials within fifteen (15) business days of their receipt by BMS. If BMS does not approve or reject the materials within such fifteen (15) business day period, then approval of such materials shall be deemed granted by BMS, unless and until BMS subsequently notifies Galen in writing that the materials may not be used. If BMS or the JEC requests that Galen modify (or cease using) previously approved materials or literature or modify (or not use) materials and literature submitted for review, Galen shall promptly undertake to comply with same. BMS shall provide to Galen the rationale under which BMS shall request that any materials or literature be modified or cease being (or not be) used, and whether or not Galen agrees with BMS' rationale, Galen shall promptly comply with BMS' request and not use any materials and literature that have not been approved in writing (or been deemed approved in writing) by BMS or the JEC. Galen shall be solely responsible for all fees payable to any Governmental or Regulatory Authority in connection with the review and approval of any such A&P Materials and literature and for all costs incurred by either Party in connection with the development, preparation, copying and dissemination of A&P Materials and literature, provided, that Galen shall only be required to supply or bear the cost of one color reproduction of any such A&P Materials and literature for BMS' review and that any additional copies may be black and white photocopies. Notwithstanding the foregoing, in the event that, subsequent to (i) the deemed approval of A&P Materials or literature by BMS (or product positioning messages, pursuant to

Section 3.7.7), BMS notifies Galen that it may not use such A&P Materials and/or literature (or product positioning messages) or (ii) the approval of A&P Materials or literature (or product positioning messages) by BMS, BMS requests that Galen modify or cease using previously approved A&P Materials or literature (or product positioning message), BMS shall promptly reimburse Galen for its out of pocket cost incurred in connection with changing and reproducing such A&P Materials or literature (or product positioning message) and, with retrieving such materials from the field; provided, that such reimbursement obligation shall not apply if BMS' subsequent notification or request is required because of a change in the package insert or NDA, by a change in applicable Law or a new Law.

                  3.7.2 Galen Duties. During the Copromotion Term:

                           3.7.2.1 Galen agrees to instruct its Sales Force Personnel to use, and to use Diligent Efforts to monitor its Sales Force Personnel to ensure that such Sales Force Personnel use, only A&P Materials, Product samples, and literature approved by Galen and BMS under this Agreement for the promotion of the Product in the Territory; and

                           3.7.2.2 Any A&P Material, literature, and Product samples approved by BMS or supplied by BMS shall not be misbranded, changed, altered or adulterated prior to their distribution or use by Galen or its Sales Force Personnel; and

                           3.7.2.3 Galen will instruct its Sales Force Personnel to, and will use Diligent Efforts to monitor its Sales Force Personnel so that such personnel will:

                                    3.7.2.3.1 limit claims of efficacy and
                  safety for Product in the Territory to those that are consistent with the promotional claims permitted by the Promotion Plan and that are consistent in all material respects with the FDA-approved prescribing information for the Product in the Territory and with applicable Law;

                                    3.7.2.3.2 not add, delete or modify claims
                  of efficacy and safety in the Promotion of the Product under this Agreement in any respect from those claims of efficacy and safety that are contained in the Promotion Plan and in any manner that would be inconsistent in any material respect with the FDA-approved prescribing information and with applicable Law;

                                    3.7.2.3.3 not make any changes in A&P
                  Materials and literature approved by BMS, except in accordance with Section 3.7.1;

                                    3.7.2.3.4 use A&P Materials, literature, and
                  samples in the Territory in a manner that is consistent with the Promotion Plan and only in furtherance of this Agreement; and

                                    3.7.2.3.5 Promote the Product under this
                  Agreement in adherence in all material respects to the Promotion Plan and to applicable legal requirements, as well as the American Medical Association Gifts to Physicians From Industry Guidelines.

                  3.7.2.4 Galen will be solely responsible and liable for any failure by its Sales Force Personnel to use only those A&P Materials, Product samples, and literature approved by Galen and BMS (or deemed approved by BMS) under this Agreement for the promotion of the Product in the Territory, for any misbranding, change, or alteration of any A&P Material or literature by Galen or its Sales Force Personnel that was not expressly approved in writing by BMS, for any alteration, misbranding or adulteration of any Product Samples by Galen or its Sales Force personnel, and for any failure of Galen or any of its Sale Force Personnel to comply with any of sections 3.7.2.3.1-3.7.2.3.5 hereof.

                  3.7.3 Minimum Advertising and Promotional Spending.. During the Copromotion Term, and subject to the terms of this Agreement, Galen agrees to spend not less than Five Million dollars ($5,000,000) in each Agreement Year on Advertising and Promotion Costs for the Product in accordance with the Promotion Plan approved by the JEC; provided, that such $5,000,000 figure shall be prorated for any Agreement Year that is less 365 days based on the number of days in the actual Agreement Year divided by 365. If Galen breaches the preceding sentence, then BMS may terminate this Agreement, unless the failure to spend was attributable to the JEC's failure to approve such advertising and promotion programs as would have enabled Galen to spend such $5,000,000 in such preceding Agreement Year or, unless BMS and Galen shall have reached written agreement on application of the underspend to a succeeding Year (with BMS being under no obligation, express or implied, to agree to same).

                  3.7.4 Reimbursement by Galen of Advertising and Promotion. Galen will reimburse BMS for any A&P Costs incurred by BMS after the Effective Date where such Advertising and Promotion Costs incurred by BMS were requested in writing by Galen or involve A&P Costs incurred by BMS that were approved in advance by unanimous approval of all members of the JEC; provided, that the foregoing shall not require JEC approval for individual budget line items or implementation of the details of an advertising and promotion program as a condition of reimbursement where the overall budget for such program was unanimously approved by the JEC. Except for the foregoing, any other A&P Costs incurred by BMS shall be the responsibility of BMS.

                  Any reimbursement amount due BMS shall be deducted on a quarterly basis from the Performance Compensation payments due Galen under
Article 11 and shall be reconciled, or trued up, semi-annually. If there is not sufficient Performance Compensation due Galen to cover such reimbursement of A&P Costs to BMS, Galen shall make payment of the deficiency within thirty (30) days after presentation by BMS of an invoice detailing the charges and deficiency. BMS will provide a statement to Galen within sixty (60) days after the end of each Agreement Quarter, identifying in reasonable detail the Advertising and Promotion Costs incurred by BMS in such Agreement Quarter subject to reimbursement by Galen under this Section
3.7.4. The calculation of such Advertising and Promotion Costs and the reconciliation thereof shall be subject to audit and inspection in accordance with Article 11 hereof.

                  The preceding two paragraphs of this section 3.7.4 shall not apply to reimbursement of Samples costs, which shall be governed by section 3.4.4.

                  3.7.5 BMS Commitment. It is understood that BMS has no obligation, express or implied, to incur any A&P Costs or to engage in any advertising and promotion activities on its own, except where the advertising and promotion activities shall have been approved by the JEC.

                  3.7.6 Compliance by Applicable Law. Each Party will use commercially reasonable efforts to ensure that promotional and education materials and literature developed, approved, or used by it or its Affiliates for the Product in the Territory during the Copromotion Term, and all Product advertising in the Territory during the Copromotion Term (whether in print, radio, television, Internet, or otherwise) developed, approved, or used by it or its Affiliates, comply in all material respects with the FDA-approved labeling for the Product and with applicable Law. Galen will use Diligent Efforts to ensure that it develops, implements, and uses promotional and educational materials and literature and advertising programs that are of a nature, quantity, and quality sufficient to ensure that the Minimum Baselines are achieved each Agreement Year.

                  3.7.7 Approval of Product Positioning Messages. All written, electronic and visual communications provided by Galen to a majority of its Sales Force Personnel detailing the Product for use by such personnel regarding Product strategy, positioning or selling messages shall be subject to prior review and approval by BMS, or subject to modification or cessation upon request by BMS, in the same manner as promotional and advertising materials and literature are handled pursuant to Section 3.7.1.

         Section 3.8 Market Research Data. During the term of this Agreement, each Party shall provide the other with access to all lawfully available primary and secondary (audited and non-audited) market research data for the Product reasonably promptly if and after the same are made available to it and so long as it has the lawful right to provide same to the other Party; provided, that the recipient Party shall hold such information in confidence until made publicly available by the providing Party or by the Third Party source providing same, and shall have executed such confidentiality agreement as may be requested by such Third Party with respect to such disclosure of such information to it.

         Section 3.9 Medical Education Programs. Medical education programs for the Product in the Territory may be approved by the JEC in the applicable Promotion Plan or by the JEC on an ad hoc basis. Galen shall not be obligated to conduct any medical education programs and symposia for the Product except as set forth in the approved Promotion Plan or as approved by the JEC. All such Medical Education Programs shall be conducted at Galen's sole expense, and Galen shall reimburse BMS for any A&P Costs incurred by BMS as part of such medical education programs in accordance with Section 3.7.4.

         Section 3.10 Clinical Trials. Except as set forth on Exhibit 3.10:

                  3.10.1 Control of Clinical Trials. Except as set forth in
Section 3.10.3, BMS shall have sole responsibility for the sponsorship, conduct and termination of any clinical trials (including all Phase IV Studies) relating to the Product. It is understood that BMS shall have no obligation, express or implied, to Galen to incur any Phase I-IV study costs or to sponsor or conduct any Phase I-IV studies for the Product and that Galen has no obligation, express or implied, to propose any Phase IV Studies or to reimburse BMS for costs incurred in connection with sponsoring and conducting any such Phase IV Study other than those proposed or approved by Galen; provided, however, that:

                           3.10.1.1 BMS shall, through the JEC, provide Galen with a reasonable opportunity to design and present for BMS or JEC approval a program of Phase IV Studies relating to the Product that will be sponsored by BMS or its Affiliates in the Territory (it being understood that BMS, as the NDA holder, must remain responsible for sponsoring and conducting Phase IV Studies, although either BMS or Galen (as a CRO under contract with BMS) may monitor and supervise the studies). Galen shall be solely responsible for all fully-burdened costs incurred by Galen or BMS associated with sponsoring and conducting such Phase IV Studies proposed by Galen that are approved by BMS or the JEC, and will reimburse BMS for its fully-burdened costs incurred in sponsoring and conducting any such Phase IV Study.

                           3.10.1.2 BMS may also design and present Phase IV Studies for JEC approval as well. Galen shall have the opportunity to review and comment on the protocol for any such study. If the Galen members of the JEC approve the Phase IV Study proposed by BMS, then Galen shall reimburse BMS for its fully-burdened costs incurred in sponsoring and conducting any such Phase IV Study; if they do not so approve, BMS shall be responsible for its own costs incurred in sponsoring and conducting any such Phase IV Study.

                           3.10.1.3 Any reimbursement amount due BMS shall be deducted on a quarterly basis from the Performance Compensation payments due Galen under Article 11, and shall be reconciled, or trued up, semi-annually. If there is not sufficient Performance Compensation due Galen to cover such reimbursement of costs to BMS, Galen shall make payment of the deficiency within thirty (30) days after presentation by BMS of an invoice detailing the charges and deficiency. BMS will provide a statement to Galen within sixty (60) days after the end of each Agreement Quarter, identifying in reasonable detail the fully-burdened Phase I-IV Study Costs incurred by BMS in such Agreement Quarter subject to reimbursement by Galen under this Section 3.10.1. The calculation of such fully-burdened Phase I-IV Study Costs, and the reconciliation thereof, shall be subject to audit and inspection in accordance with Article 11 hereof.

                           3.10.1.4 Nothing in this Agreement shall limit or restrict BMS' ability to propose, sponsor or conduct any comparator studies in which the Product is compared to any other product or combination of products that is being developed or marketed by BMS.

                           3.10.1.5 As between BMS and Galen, notwithstanding the foregoing, Galen shall have no obligation or liability to BMS or any Third Party in connection with any sponsorship, conduct and termination of any clinical trials (including Phase IV Studies) relating to the Product, to the extent that (a) such study has commenced prior to the Effective Date, (b) BMS has executed an agreement with any Third Party in connection with such study prior to the Effective Date, or (c) BMS has awarded a grant to any Third Party in connection with any such study prior to the Effective Date.

                  3.10.2 Use of Data. During the term of this Agreement, without the prior written consent of Galen (not to be unreasonably withheld), BMS shall not use and disclose, and to permit others to use and disclose, for any purpose, the data resulting from clinical studies relating to the Product conducted or sponsored by either or both Parties (regardless of whether any of such costs are reimbursed by Galen, in whole or in part), including, but not limited to, use in the Product Registrations; provided, that, subject to BMS' obligations under
Article 15 hereof, the foregoing shall not apply to any study conducted after the Effective Date that is sponsored or conducted by BMS or any of its Affiliates in which the Product is compared to any other product or combination of products being developed or marketed by BMS.

                  3.10.3 No Conduct of Studies of the Product or Combination Product Without BMS Approval . Except as provided in Section 3.10.1, Galen will not, and will cause its Affiliates not to, conduct any pre-clinical, clinical, pharmacogenomic, or Phase IV Studies involving the Product or the Compound or Combination Product using a Product or the Compound; provided, that the foregoing shall not apply to any studies involving Dovobet. In the event that Galen or its Affiliates wish to conduct or sponsor a clinical study comparing Dovobet to Dovonex, whether singly or in combination with other products, Galen shall provide BMS with a copy of the protocol and design for any such clinical study in sufficient time prior to its submission to an IRB for approval so that BMS shall have a reasonable opportunity to comment on the protocol and design with respect to the scientific validity (e.g., in terms of safety or bias) and applicable Law. Galen shall adopt such changes suggested by BMS as Galen may in good faith believe to be necessary or desirable.

         Section 3.11 Improvements and Know-how.

                  3.11.1 In the event that Galen or any of its Affiliates make any Galen Improvements during the Copromotion Term, such Galen Improvements shall be promptly and fully advised to BMS in writing. Subject to Section 13.7.4, Galen hereby grants to BMS a non-exclusive, perpetual, irrevocable, sublicensable, fully paid-up, right and license under Galen Know-How and Galen Inventions to use same for any purpose anywhere in the world in connection with the research, manufacture, use, sale, import, and offer for sale of the Compound, the Product, and any Combination Product, but no other products. Galen shall not, and shall cause its Affiliates not to, register or permit to be registered any industrial or intellectual property right embodying BMS' or LEO's Improvements in any country without BMS' and LEO's prior written consent, respectively. All rights, title and interests in any industrial or intellectual property right applied for or obtained by Galen or its Affiliates in breach of the preceding sentence shall be assigned gratis to BMS upon its request. From time to time during the term of this Agreement (but not less frequently than semi-annually), Galen shall furnish BMS with Galen Know-How that Galen or its Affiliates acquires or develops.

         Section 3.12 Bonus Structure of Galen Sales Force Personnel. Galen's target bonus incentives program for its Sales Force Personnel for the Product during each Agreement Year will be based upon market performance similar to Galen's then current other highest priority product and which is Promoted during the same Agreement Year by any similar sales force within Galen, but not less than the following: Each Galen sales representative detailing the Product in any Agreement Year shall have at least forty percent (40%) of his/her dermatology incentive compensation based on promotion of the Product, with at least fifty percent (50%) of such Galen sales representatives having at least forty percent of his/her entire incentive compensation based on Promotion of the Product. In the event that BMS is concerned that Galen's target bonus incentives for the Product do not meet the above guidelines, then the JEC will discuss the issue at its next meeting in a good faith attempt to help resolve any of the perceived inequities. If the JEC is unable to resolve any of such perceived inequities, upon reasonable prior notice to Galen, BMS' independent public accountants shall have access to the relevant books and records of Galen in order to conduct a review or audit of Galen's sales force compensation practices to confirm whether or not Galen is complying with the requirements set forth in this Section 3.12. Such access shall be made available during normal business hours not more than once in each Agreement Year. BMS shall provide a copy of its audit report to Galen. Galen may designate competitively sensitive information which such auditor may see and review but which it may not disclose to BMS; provided, however, that such designation shall not encompass or restrict the auditor's investigation or conclusions. BMS' independent public accountants shall enter into a confidentiality agreement (in form and substance reasonably acceptable to Galen) requiring such auditor to keep any information gathered from the inspection of such records and books confidential. Subject to the foregoing, Galen shall retain final control over all decisions relating to compensation and bonus incentives for its Sales Force Personnel. Galen will utilize NDCHealth data (or other mutually agreed upon service) to determine the actual performance of its Sales Force Personnel for purposes of establishing compensation and bonuses.

         Section 3.13 Management of Sales Force Personnel. During the Copromotion Term, Galen shall ensure that the management of its Sales Force Personnel shall use Diligent Efforts to Promote the Product in accordance with Galen's obligations hereunder.

         Section 3.14 Response by Galen to Competitor. Upon being contacted by any Third Party regarding an efficacy, safety, intellectual property rights, supply or competition issue relating to the Product, Galen shall promptly notify BMS of same. Galen will allow BMS to assume, if elected by BMS, exclusive control over the timing and content of the response to any such Third Party and Galen will not respond to such Third Party unless it has first consulted with BMS and, subject to Section 10.1, received BMS' permission to do so. BMS shall provide Galen with a copy of its response to such Third Party inquiry where the issue involves a matter that, if adversely determined, would materially adversely affect Galen's rights or obligations under this Agreement (in which event BMS shall use reasonable efforts to consult with Galen in connection therewith prior to the delivery of such response to such Third Party).

         Section 3.15 Non-Solicitation. During the Copromotion Term a Party and its Affiliates shall not solicit for employment the other Party's or its Affiliates' sales or marketing personnel who are involved in the performance of this Agreement. For purposes of the foregoing, "solicit" shall not be deemed to mean (a) circumstances where a solicited employee initially contacts the other Party or any of its Affiliates with regard to possible employment, or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

ARTICLE 4 - PRODUCT PRICING; REVENUE RECOGNITION; MANUFACTURING.

         Section 4.1 Product Pricing. BMS shall have the sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Product in the Territory, including (a) any terms and conditions relating to or affecting the price at which Product will be sold; (b) any discount attributable to payments on receivables; (c) distribution of Product; (d) credit, price adjustments, discounts and allowances to be granted or refused; and (e) price increases or decreases and the timing thereof. BMS has sole authority and discretion to implement pricing change. BMS shall notify Galen in writing of such changes at the same time as BMS notifies its own sales force representatives.

         Section 4.2 Revenue Recognition. BMS will book all sales of the Product in the Territory. BMS shall be exclusively responsible for accepting and filling purchase orders, billing, and returns with respect to Product. If Galen receives an order for Product, it shall promptly transmit such order to BMS for acceptance or rejection, which acceptance or rejection shall be at BMS' sole discretion. BMS shall have the sole responsibility, at its sole cost and expense, for Product shipping, distribution and warehousing in a timely manner, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with BMS' customary practices, and for the collection of receivables resulting from sales of the Product.

         Section 4.3 Supply of Product.

                  4.3.1 BMS Responsibility. Pursuant to the LEO License Agreement and LEO Supply Agreement, LEO is obligated to supply BMS, and BMS is obligated to purchase, all of BMS' requirements for the Product, in finished and packaged form, for use in the Territory. Subject to the terms of the LEO License and Supply Agreements and to Sections 3.4 and 4.3 and to Article 8 of this Agreement, and except as otherwise expressly provided herein, BMS shall use commercially reasonable efforts to cause LEO to manufacture, finish, label, package and supply, at BMS' sole cost and expense, all of BMS's and Galen's (with respect to Product samples only) requirements for the Product and Product samples in the Territory during the Copromotion Term. BMS shall be solely responsible at its sole expense for the distribution of Product in the Territory during the term of the Agreement to Third Party purchasers (including without limitation distributors and wholesalers) of the Product. BMS shall have no obligation to manufacture Product itself.

                  4.3.2 Product Packaging; Manufacturing Representations and Warranties. BMS represents and warrants to Galen that, under the LEO Supply Agreement, LEO is obligated to ensure that all Product manufactured and/or sold to BMS during the Copromotion Term and all samples of Product manufactured by or for BMS during the Copromotion Term:

                           4.3.2.1 shall be manufactured, packaged and labeled, at the time of delivery to BMS (or to Galen for Product samples), in compliance in all material respects with current Good Manufacturing Practices (as may be promulgated by FDA and in effect from time to time during the Copromotion Term), with the CMC section of the Product's NDA, and with all applicable Laws; and

                           4.3.2.2 shall not be adulterated or misbranded in any material respect at the time of delivery to BMS (or to Galen for Product samples).

                  4.3.3 Quality Control. Under the LEO Supply Agreement, LEO shall conduct quality control testing of Product prior to shipment to BMS in accordance with the Product's NDA and all applicable Laws and in accordance with prevailing industry standards and LEO's practices in effect on the Effective Date, shall exercise not less than a reasonable standard of care in connection with same, and shall prepare and retain records pertaining to such testing as required by Law and LEO' standard operating procedures.

                  4.3.4 Change of Product Specifications and/or Source of Supply. BMS shall have the right, at their respective sole discretion and expense, to change the Product specifications from time to time at any time during the term of this Agreement if required by LEO (where LEO is the manufacturer) or if it is required to do so by any Governmental or Regulatory Authority having jurisdiction over the Product or if BMS has undertaken manufacturing or finishing of the Product. In the event of any such change, BMS shall be responsible, at its sole cost and expense, for ensuring that any such change is approved by each such applicable Governmental or Regulatory Authority. If a change requires prior approval by the FDA, such change shall not be implemented until such change has been so approved. As between BMS and Galen, BMS shall determine in its sole discretion, and may from time to time change, the source of supply of the Product without the consent of Galen; provided that BMS shall give Galen prior written notice of its intention to do so, and that BMS shall be responsible for securing all Regulatory Approvals at BMS' expense that may be required to effect such change; and provided, further that Galen understands that all Product is currently sourced by BMS directly from LEO and that any such change would also need to be permitted by or consistent with the terms of the LEO Supply Agreement and LEO License Agreement.

                  4.3.5 Product Returns. Any Product or Product-related items returned to Galen shall be shipped by Galen to BMS' facility identified by BMS as the point for receiving returned goods, with any reasonable or authorized shipping or other documented direct cost to be paid or reimbursed by BMS to Galen.

                  4.3.6 Timely Supply. BMS will use Diligent Efforts during the Copromotion Term to cause LEO to supply Product to meet Galen's reasonable projections of the requirements of Third Party purchasers in the Territory and to supply the quantities of Product samples ordered by Galen to Promote the Product; provided, that Galen has provided BMS with sufficient advance written notice of such projections in accordance with this Agreement (so that BMS can meet its forecasting and order obligations to LEO) and provided that LEO makes timely delivery of conforming Product ordered to BMS. Galen acknowledges that it has reviewed Section V (B) of LEO Supply Agreement and understands the ordering and forecasting requirements imposed on BMS that are contained therein. Provided that Galen shall have given BMS at least ten (10) days written notice of its forecasting and order requirements consistent with BMS' obligations under the LEO Supply Agreement, then, if BMS fails to provide LEO for a given quarter timely written notice of BMS' orders and forecasts for Product and Product samples, Galen shall have the right, upon ten (10) business days' prior notice to BMS, to provide such orders and forecasts to LEO on BMS' behalf that Galen had provided to BMS; provided, that Galen may not do so if BMS notifies Galen in writing that doing so could result in BMS holding in excess of three (3) months' of inventory of Product (including safety stock), based upon BMS' latest estimates for projected sales. Nothing in this Section 4.3.6 is intended to alter BMS' obligations and rights under the LEO Supply Agreement.

                  4.3.7 Excess Product and Inventory. The Parties will use good faith commercially reasonable efforts to minimize the possibility that BMS will be carrying inventory over and above the amount of Product that can reasonably be sold in the ordinary course of business plus a reasonable amount of safety stock.

ARTICLE 5 - TRADEMARKS AND COPYRIGHTS.

         Section 5.1 Determination of Trademark. The Dovonex(R) trademark shall be used on the Product for marketing within the Territory. BMS shall own all rights, title and interests, and be solely entitled to all goodwill developed, in and to this trademark and any other Trademark.

         Section 5.2 Use of BMS and Galen Names on Labeling and Packaging. The parties agree that, subject to the requirements of applicable Law and the approval of FDA, BMS and Galen shall be given equal exposure and prominence on all Product package inserts, packaging, samples and all A&P Materials used or distributed in connection with the Product under this Agreement, provided, that the Galen name and logo will not appear until the first re-printing of each of the applicable components following the Effective Date. All Product labels, A&P Materials, and commercial packs shall contain a reference to LEO as the licensor and bulk manufacturer of the Product. Positioning of the Galen and LEO names and logos shall be determined by the JEC in a manner consistent with applicable Law. Regarding the Physicians Desk Reference ("PDR"), under Galen (or its permitted designee's) listing in the PDR, there will be included the package inserts for the Product included under BMS's listing in the PDR together with an appropriate indication that the Product is manufactured by LEO and marketed by BMS and Galen (or its permitted designee). All costs incurred by either Party with placing the package insert in the PDR under Galen's name shall be borne solely by Galen.

         Section 5.3 Trademark Maintenance. BMS shall maintain a registration for the Trademarks in the Territory at its expense. The Trademarks shall be owned solely by BMS. Galen will not contest the ownership of the Trademarks, their validity, or the validity of any registration therefor during the term of this Agreement. This Agreement does not and is not intended to create a grant to Galen of any property right or interest in any Trademark. All labeling, A&P Materials and packaging for the Product in the Territory will clearly indicate that the Trademarks are owned by BMS or its Affiliates.

         Section 5.4 Use of BMS Trademark by Galen. BMS consents to the use by Galen of the Trademarks in connection with the performance of Galen's obligations under this Agreement; provided, that except as provided in Sections
3.2.2 and 3.3.1, any such use is first approved in writing by BMS or the JEC in advance. Galen agrees that all use of the Trademarks by Galen as provided in this Agreement shall inure to the benefit of BMS and its Affiliates. Galen's right to use the Trademarks with respect to a given Product shall terminate at such time as Galen's rights to Promote such Product are terminated in accordance with this Agreement.

         Section 5.5 Infringement of Trademark by Third Parties; Trademark Indemnification. In the event that in-house legal counsel for either Party becomes aware of actual or threatened infringement of a Trademark in the Territory, such Party shall promptly notify the other Party in writing. Galen shall render, at its expense (subject to reimbursement by BMS below), all assistance reasonably requested in connection with any action taken by BMS or its Affiliates to prevent such infringement. The control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of BMS or its

Affiliates; provided, that BMS and its Affiliates shall not, without Galen's prior written consent, settle any such claim or proceeding in a manner that (a) materially adversely affects Galen's rights, benefits (including compensation), and obligations under this Agreement, and/or (b) admits liability on the part of Galen, and/or (c) which results in any damages incurred by Galen or any monetary payment by Galen not covered by BMS' indemnity obligation below; and provided, further, that BMS shall indemnify and hold Galen and its Affiliates, and its and their directors, employees, contractors, and agents, harmless from and against any claims, damages, liabilities, costs and expenses that may be incurred by or levied upon Galen or any of its Affiliates as a result of providing such cooperation or of BMS using their respective name(s) in any such action or related proceeding. BMS shall reimburse Galen for reasonable outside attorneys' fees incurred by Galen at the specific written request, or with the prior written consent, of BMS in any such action or related proceeding.

         Section 5.6 Copyrighted Works. All copyrighted works authored or otherwise created or developed for use on or as A&P Materials, packaging and labeling for the Product, whether singly or jointly, by Galen's or BMS' employees, agents, or other persons acting under their authority in the conduct of this Agreement, and all rights, title and interests therein, shall to the extent directly related to the Product be owned by BMS ("BMS Works"). Galen shall retain all rights to its sole works to the extent that they are not directly related to the Product, and shall retain co-rights with BMS in any joint works to the extent that they are not directly related to the Product. Galen agrees to execute such instruments as may be reasonably requested by BMS to confirm the assignment and/or ownership of BMS Works in BMS, free and clear of liens, claims and encumbrances. BMS and its Affiliates shall be free to use the BMS Works as BMS deems fit. Nothing herein shall be construed as giving Galen any right or license to use any BMS Works for any purpose other than for purposes of carrying out its obligations under this Agreement.

                  With respect to any of Galen's sole works that are not directly related to the Product and that are provided by Galen for use with the Product, BMS shall have a nonexclusive, worldwide, sublicensable, fully paid-up right and license, both during and following the term of this Agreement, under any intellectual property rights owned or controlled by Galen or its Affiliates covering such sole works, to use same in connection with the use, sale, marketing or Promotion of the Product, but not any other product .

ARTICLE 6 - [INTENTIONALLY OMITTED].

ARTICLE 7 - TRAINING OF SALES FORCES.

         Section 7.1 Initial Training. The Parties intend that BMS will provide Galen's trainers for its Sales Force Personnel with the same or substantially similar training with respect to promotion of the Product as has been given traditionally to BMS' sales force in the Territory (it being understood that such training shall be specific to the Product itself, as opposed to general sales training). BMS and Galen will hold one such training session ("Initial Training Session"), which shall be held on one mutually convenient date as soon as practicable after the Execution Date, and which will be held at a location mutually acceptable to BMS and Galen. BMS will determine the content of such Initial Training Session, and shall review the Product-related training materials and make recommendations for any revisions and updates thereto as BMS may deem appropriate; provided, however, BMS shall determine and be solely responsible for the content and development of all training materials for the Initial Training Session.

         Section 7.2 Subsequent Training. Galen shall have the authority, and shall be responsible at its cost and expense, for all training to be provided to its Sales Force personnel following the Initial Training Session; provided, that such training shall be consistent with the direction of BMS, the Promotion Plan, and with the Product training materials and program developed by BMS for training its own sales forces for the promotion of the Product in the Territory, and that such training shall include training on the proper handling and reporting of adverse drug experiences encountered for the Product and on timely reporting of Product inquiries and other requests for information related to Product.

         Section 7.3 Training Materials. BMS will determine the content of the Product-specific training materials to be used for the Initial Training Session. Promptly after the Execution Date, BMS will provide to Galen reasonable quantities of training materials from its existing supplies to enable Galen to provide the initial training of its Sales Force Personnel and Galen will reimburse BMS for its out-of-pocket costs incurred to prepare and provide same. Where available to BMS, BMS shall supply Galen with an electronic version of the initial training materials (subject to any obligations BMS may have to any Third Party that may have prepared the materials), so that Galen may use and reproduce the materials, as needed, in accordance with the terms of this Agreement. BMS shall use its commercially reasonable efforts, at its sole expense, to obtain access to an electronic version of the initial training materials for Galen's use pursuant to this Section 7.3 from any Third Party that prepared the materials. The JEC may review the Product-related training materials from time to time and make recommendations for any revisions and updates thereto as the JEC may deem appropriate. Any Product-specific training materials developed by Galen must be submitted to BMS for review and approval prior to any use by Galen and may be used by BMS or LEO for the promotion of the Product. BMS shall inform Galen of its approval or rejection of such materials within forty-five (45) days of their receipt by BMS. Such approval by BMS shall be deemed granted, however, in the absence of notice to the contrary by BMS within the forty-five (45) days following receipt of such materials by BMS. All Product-specific training materials may only be used by Galen for training in connection with the Product and may not be used, copied or adapted for any other product or purpose. BMS shall grant to Galen a limited, nonexclusive license under any copyrights controlled by BMS with respect to any training materials provided by BMS solely to use, copy and adapt the training materials for the above purpose, and Galen covenants to use the license solely for the above purpose.

         Section 7.4 Cost. Galen shall bear the full cost and expense of all of its trainers who attend the Initial Training Session, as well as all Sales Force Personnel and management who attend a Product-related training program, without contribution from BMS. BMS shall bear the costs and expenses of its personnel provided for the Initial Training Session. It is understood and agreed that any such initial and subsequent training costs under sections 7.1, 7.2 and 7.3 and general training costs under section 7.5 that are incurred by either Party are not A&P Costs.

         Section 7.5 General Training. Each of Galen and BMS shall be solely responsible at its expense for general sales training of its Sales Force Personnel.

ARTICLE 8 - FORCE MAJEURE.

         Section 8.1 Force Majeure. If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party unable to perform, not due to malfeasance and which could not, with the exercise of due diligence, have been avoided (including without limitation, as a result of acts of God, civil disorders or commotions, acts of aggression, fire, accident, explosions, floods, drought, war, sabotage, embargo, utility failures, material shortages, failure of supply of Product on the part of LEO, labor disturbances, strike, riot, delay or errors by shipping companies, a change in Law, a national health emergency, or appropriations of property), then, the Party so affected shall not be excused from such performance, but shall merely suspend such performance during the continuation of Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other Party hereto of the occurrence and particulars of such Force Majeure and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The affected Party shall use all reasonable efforts to avoid or remove such causes of non-performance and to ameliorate the effects of such nonperformance as promptly as practicable thereafter and upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. Nothing contained herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any Third Party. When Force Majeure arises, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of Force Majeure.

ARTICLE 9 - CERTAIN REGULATORY MATTERS; PRODUCT RECALL.

         Section 9.1 General Control in BMS. Except as otherwise specifically provided herein, all regulatory matters regarding the Product shall remain under the exclusive control and responsibility of BMS, subject to the participation by Galen through the JEC. BMS will have the sole responsibility, at its cost and expense, to respond to Product and medical complaints and to handle all returns and recalls of the Product. Subject to the terms of this Agreement, within three
(3) months of the Execution Date, BMS and Galen shall discuss and develop mutually acceptable guidelines and procedures for the receipt, recordation, communication (as between the Parties) and exchange of adverse event information and the other matters covered in this Article 9; until such agreement is executed, the terms of this Article 9 shall apply. It is anticipated that such guidelines and procedures will include provisions for the direct reporting to BMS of adverse events by Galen Sales Force Personnel. The Parties shall bear their respective costs incurred in connection with receiving, recording, reviewing, communicating, and exchanging with each other regarding and, as applicable, reporting and responding to adverse events.

         Section 9.2 Efficacy and Safety Information. BMS shall furnish Galen with efficacy and safety information reasonably requested by Galen to assist it in promoting the Product in the Territory, including, without limitation, summaries of relevant clinical and safety data included in the NDA for the Product and summaries of information related to the efficacy and safety profile of the Product since its approval by the FDA. In connection therewith, except as otherwise specifically provided in this Article 9, BMS will provide Galen in a timely manner with copies of all Medwatch and or CIOMS-I reports submitted by BMS with respect to the Product, (i.e., within seven (7) days of submission for Serious Adverse Events and on a monthly basis for Non-Serious Adverse Events.) Raw data or databases will not be made available to Galen.

         Section 9.3 Notification of Adverse Events; Reporting to Governmental or Regulatory Authorities. Serious Adverse Events for the Product learned by Galen shall be submitted to BMS in sufficient time to reasonably allow BMS to comply with applicable regulations. Non-Serious Adverse Events for the Product that are spontaneously reported to Galen shall be submitted to BMS no more than one (1) month from the date received by Galen; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome.

                  BMS shall have the reporting responsibility for all adverse events to applicable Governmental or Regulatory Authorities anywhere in the world. BMS shall inform Galen of all adverse events reported by it to the FDA at the same time as BMS reports same to the FDA.

                  Galen shall report all such adverse events involving the Product learned by it to:

                  Vice President, Global Pharmacovigilance & Labeling Bristol-Myers Squibb Pharmaceutical Research Institute P.O. Box 5400
                  Mail Stop HW19-1.01
                  Princeton, New Jersey 08543-5400
                  U.S.A.
                  Facsimile No.: (609) 818-3804
                  Telephone No.: (609) 818-3737

A CIOMS-I form or a form that contains the data elements of a CIOMS-I form shall be used.

                  Adverse events concerning the Product learned by BMS shall be reported by BMS to Galen at the time that BMS reports such events to the FDA, and shall be sent to:

                  Warner Chilcott, Inc.
                  100 Enterprise Drive
                  Rockaway, NJ 07866
                  Attention: Medical Director
                  Telephone No.: (973) 442-3343
                  Facsimile No.: (973) 442-3280

A Party may change its contact at any time for future notices upon written notice given to the other.

         BMS shall create and maintain at its expense a master safety database which shall cross-reference any adverse drug experience relating to the Product occurring anywhere in the world.

         Section 9.4 Response by Galen to Regulatory Inquiries. Upon being contacted by the FDA or any other applicable Governmental or Regulatory Authority for any regulatory purpose directly related to this Agreement or to the Product, Galen shall immediately notify BMS. To the extent permitted by applicable Law, Galen will allow BMS to assume control over the timing and content of the response to such Governmental or Regulatory Authority and will not respond to the agency until consulting with BMS; provided, that the foregoing shall not be construed to prevent Galen in any way from complying with its obligations under applicable Law, including, without limitation, by permitting unannounced FDA or similar inspections and responding to requests by FDA inspectors in connection therewith.

         Section 9.5 Product Quality Complaint.

9.5.1 Galen shall inform BMS' Office of the Vice President, U.S. Safety & Surveillance of any Product Quality Complaint received by it within three (3) business days from the receipt date by Galen. "Product Quality Complaint" is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Product. Such information shall be sent to the same address as set forth in Section 9.3 above. BMS shall be solely responsible for responding to any such Product Quality Complaints.

                  9.5.2 BMS shall inform Galen of any Product Quality Complaint received by it within three (3) business days from the receipt date by BMS. Such information shall be sent to Galen as set forth below:

                           Galen Holdings PLC
                           100 Enterprise Drive
                           Rockaway, New Jersey  07866
                           Attention: Vice President- Regulatory Affairs

                           Facsimile No.: (973) 442-3280
                           Telephone No.: (973) 442-3233

         Section 9.6 Medical Inquiries. BMS Medical Communications Department shall have sole responsibility for handling all medical inquiries concerning the Product in accordance with its normal procedures therefor. Galen shall refer all routine medical information requests by telephone or in writing to:

Medical Communications P24-17
Bristol-Myers Squibb Company
Worldwide Medicines Group
PO Box 4500
Princeton, NJ 08543-9911
Facsimile No.: 866-679-0077
Telephone No.: ____________________________

For urgent medical information requests, health care professionals shall be referred by telephone to the Customer Contact Center at 800-321-1335.

A Party may change its contact at any time for future notices under this Section upon written notice given to the other.

         BMS shall provide Galen with one copy of all medical documents, including but not limited to medical responses, written, phone and person contact inquiries and published literature which BMS believes is useful or necessary in connection with the activities and duties contemplated of Galen under this Agreement.

         Section 9.7 Definition of Adverse Event. A "Serious Adverse Event" for the Product shall have the meaning set forth in 21 C.F.R. Section 314.80(a), as amended from time to time and a "Non-Serious Adverse Event" is defined as an untoward medical occurrence at any dose for the Product that is not a Serious Adverse Event.

         Section 9.8 Product Recall.

                  9.8.1 In the event that either Party obtains information that a Product or any portion thereof should be alleged or proven not to meet the specifications, the labeling, or the NDA for such Product or to be otherwise defective in the Territory, such Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. BMS and Galen shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall, product withdrawal or field correction of any Product or Product samples, as the case may be. In the event (i) any applicable Governmental or Regulatory Authority should issue a request, directive or order that a Product be recalled or withdrawn or (ii) BMS determines that any Product already in interstate or international commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that a Recall of such Product is appropriate (each of (i) or (ii), a "Recall"), each Party shall give telephonic notice (to be confirmed in writing) to the other within 24 hours of the occurrence of such event.

                  9.8.2 Prior to making a decision to implement any such Recall, BMS will, where it is reasonably able to do so, consult with Galen as to same, but BMS shall have sole responsibility for determining all corrective action to be taken and for carrying out the Recall. Galen will provide full cooperation and assistance to BMS in connection therewith as may be requested by BMS, including providing BMS within five (5) business days of receipt by Galen of notice of the Recall a list of Prescribing Professionals who received any Product samples subject to the Recall. BMS shall be responsible for all expenses of effecting any such Recall (including any out-of-pocket expenses incurred by Galen in connection with such cooperation), except to the extent such Recall is attributable to a breach by Galen of its obligations hereunder (in which case Galen shall be responsible for the expenses associated with any such Recall attributable to such breach).

ARTICLE 10 - COMPLIANCE WITH LAW AND LABELING.

         Section 10.1 Compliance with Laws. Each Party shall comply in all material respects with all Laws applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product in the Territory. The Parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws.

         Section 10.2 Maintenance of Authorizations. Each Party shall maintain in full force and effect at its expense all necessary licenses, permits, approvals, consents, registrations, and other authorizations required by Law to carry out its duties and obligations under this Agreement.

         Section 10.3 BMS Duties. During the Copromotion Term, BMS will use Diligent Efforts to maintain at its expense, consistent with applicable legal requirements, all necessary authorizations, permits, registrations, including without limitation each IND, drug master file (DMF), and NDA for each Product, and consents required of any applicable Governmental or Regulatory Authority or Third Party that are needed to manufacture, package and store the Product anywhere in the world, and to import, use, offer for sale, and sell the Product in the Territory, including without limitation filing IND and NDA annual reports and maintaining such records and filing such reports as may be required under the FD&C Act, as well as applicable state and federal Laws (collectively, "Product Registrations"). BMS shall retain all rights, title and interests in and to such Product Registrations and to any benefits accruing thereto. BMS shall use Diligent Efforts to make timely filing with applicable Governmental or Regulatory Authorities in the Territory of all adverse drug experience reports related to the Product. BMS shall notify Galen promptly in writing as to any developments (including without limitation filings, notices and correspondence received from or made by it with the FDA relating to safety or efficacy claims of, or advertising or promotional claims for, the Product or that relate to manufacturing problems) that would have a material adverse effect on the Product Registrations.

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

                  Subject to the foregoing and the provisions of Article 9, all such reports or filings made to the FDA and other Governmental or Regulatory Authorities shall be the sole responsibility of BMS and shall be made at BMS' discretion, and Galen shall cooperate with BMS with respect to obtaining and/or maintaining the Product Registrations, shall execute, acknowledge and deliver such further instruments at BMS' request and expense, and shall use commercially reasonable efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to assist BMS to obtain and maintain the Product Registrations in the Territory; provided, that nothing herein shall be construed as restricting Galen's ability to take action that it deems to be appropriate or required of it under applicable Law. BMS shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and any other issues in connection with such Product Registrations (including, but not limited to, decisions to Recall the Product) and on whether and how to communicate with the FDA and other applicable Governmental or Regulatory Authorities in connection therewith; provided, that BMS will not, except where required by, or to fulfill its obligations under, applicable Law or except where required by a Governmental or Regulatory Authority acting within the scope of its authority, supplement, amend or otherwise alter a Product Registration so as to materially adversely affect Galen's rights, benefits and obligations under this Agreement that are derived from such Product Registration.

                  BMS shall notify Galen in writing promptly of any information that comes to the attention of Product management or its in-house counsel regarding any threatened or pending action by the FDA or other Governmental or Regulatory Authority that may materially adversely affect the safety or efficacy claims of the Product, or the continued marketing of the Product in the Territory, or the manufacture or supply of the Product for use in the Territory. Galen shall provide BMS with reasonable assistance with respect to communications to and from Governmental or Regulatory Authorities in the Territory, it being understood that all such communications shall be the sole responsibility of BMS; provided, that nothing herein shall be construed as restricting Galen's ability to take action that it deems to be appropriate or required of it under applicable Law.

         Section 10.4 No Misrepresentation. Galen shall make no representations or warranties relative to the Product that conflict or are inconsistent with the NDA, applicable Law, and the FDA-approved label for the Product. Galen shall be responsible for any out-of-pocket costs incurred by BMS resulting from statements made by Galen's sales representatives that relate to the safety or efficacy of the Product that are not in compliance with applicable Law or have not been authorized by BMS in advance in writing or as otherwise expressly permitted in accordance with the terms of this Agreement.

ARTICLE 11 - COPROMOTION PERFORMANCE COMPENSATION.

         Section 11.1 Generally. Subject to Sections 11.6, and 13.6.2, as compensation for Galen's performance of its Promotion obligations under this Agreement, BMS shall pay Galen, with respect to each Semi-Annual Period, compensation ("Performance Compensation") equal to the amount determined under this Section 11.1, less any amount owed by Galen under Section

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

11.2:

                  11.1.1 For Each Semi-Annual Period in Agreement Year 1: The sum of (a), plus (b), plus (c) below, multiplied by the Gross Margin Percentage for such accounting period, where (a), (b) and (c) represent the following:

                           (a) An amount determined by multiplying (1) Eighty Percent (80%), times (2) the Retail Net Sales Difference for such Semi-Annual Period; provided, that for purposes of this subsection (a) (but not for purposes of Section 11.1.1(c)), if the Retail Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus

                           (b) An amount determined by multiplying (1) Eighty Percent (80%), times (2) the Mail Order Net Sales Difference for such Semi-Annual Period; provided, that for purposes of this subsection (b) (but not for purposes of Section 11.1.1(c)), if the Mail Order Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus,

                           (c) If the Retail/MO Net Sales Difference is a positive number for such Semi-Annual Period, then an amount determined by multiplying (1) the Actual Demand-Based Other Net Sales for such Semi-Annual Period, times (2) a fraction, the numerator of which is the Retail/MO Net Sales Difference and the denominator of which is the total Actual Demand-Based Retail/MO Net Sales for the applicable Semi-Annual Period, times (3) Eighty Percent (80%).

As used in this Section 11.1:

         "Mail Order Net Sales Difference" means the sum of the Actual Demand-Based Mail Order Net Sales less the Baseline Demand-Based Mail Order Net Sales for the applicable accounting period.

         "Retail Net Sales Difference" means, the sum of the Actual Demand-Based Retail Net Sales less the Baseline Demand Based Retail Net Sales for the applicable accounting period.

         "Retail/MO Net Sales Difference" means the sum of the actual (whether negative or positive) Retail Net Sales Difference plus the actual (whether negative or positive) Mail Order Net Sales Difference.

                  11.1.2 For Each Semi-Annual Period Agreement Year 2: The sum of (a), plus (b), plus (c) plus (d) below, multiplied by the Gross Margin Percentage for such accounting period, where (a), (b), (c) and (d) represent the following:

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                           a)       Seven Percent (7%) of the Actual
                                    Demand-Based Retail/MO Net Sales for such
                                    Semi-Annual Period, plus seven percent (7%) of the Actual Demand-Based Other Net Sales for such Semi-Annual Period; plus

                           b) An amount determined by multiplying (1) Sixty-three percent (63%), times (2) the Retail Net Sales Difference; provided, that for purposes of this subsection (b) ) (but not for purposes of Section 11.1.2(d)), if the Retail Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus

                           c) An amount determined by multiplying (1) Sixty-three percent (63%), times (2) the Mail Order Net Sales Difference; provided, that for purposes of this subsection (c) (but not for purposes of Section 11.1.2(d)), if the Mail Order Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus,

                           d) If the Retail/MO Net Sales Difference is a positive number for such Semi-Annual Period, then an amount determined by multiplying (1) the Actual Demand-Based Other Net Sales for such Semi-Annual Period, times (2) a fraction, the numerator of which is the Retail/MO Net Sales Difference and the denominator of which is the total Actual Demand-Based Retail/MO Net Sales for the applicable Semi-Annual Period, times (3) Sixty-three percent (63%).

                  11.1.3 For Each Semi-Annual Period in Agreement Years 3, 4 and 5: The sum of (a), plus (b), plus (c) plus (d) below, multiplied by the Gross Margin Percentage for such accounting period, where (a), (b), (c) and (d) represent the following:

                           a)       Twelve percent (12%) of the Actual
                                    Demand-Based Retail/MO Net Sales for such
                                    Semi-Annual Period, plus twelve percent
                                    (12%) of the Actual Demand-Based Other Net
                                    Sales for such Semi-Annual Period; plus

                           b) An amount determined by multiplying (1) thirty-eight percent (38%), times (2) the Retail Net Sales Difference; provided, that for purposes of this subsection (b) (but not for purposes of Section 11.1.3(d)), if the Retail Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus

                           c) An amount determined by multiplying (1) thirty-eight percent (38%), times (2) the Mail Order Net Sales Difference; provided,

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

                                    that for purposes of this subsection (c)
                                    (but not for purposes of Section 11.1.3(d)), if the Mail Order Net Sales Difference is less than zero, this amount shall be deemed to be zero; plus,

                           d) If the Retail/MO Net Sales Difference is a positive number for such Semi-Annual Period, then an amount determined by multiplying (1) the Actual Demand-Based Other Net Sales for such Semi-Annual Period, times (2) a fraction, the numerator of which is the Retail/MO Net Sales Difference and the denominator of which is the total Actual Demand-Based Retail/MO Net Sales for the applicable Semi-Annual Period, times (3) thirty-eight percent (38%).

                  11.1.4 An exhibit setting forth the Baseline Agreement Year Prescriptions, the Baseline Semi-Annual Prescriptions and the Baseline Quarterly Prescriptions for the mail order and retail segments for the Product is set forth as Exhibit 11.1.5 hereto and an example of the Performance Fee calculation is attached as Exhibit 11.1.4 hereto.

         Section 11.2 Offset. Any amount determined to be owed to Galen for a given period pursuant to Section 11.1 shall be reduced by any amount determined to be owing by Galen to BMS under Sections 3.4.4, 3.7.1, 3.7.4, 3.9, 3.10.1, 7.3 and 7.4 with respect to such period.

         Section 11.3 Currency; Bank Account; Tax Withholdings. All payments to a Party under this Agreement shall be made by electronic funds transfer in legal currency of the United States and shall be delivered to the account of such Party designated by a Vice President of Finance in writing from time to time. Any taxes, levies or other duties paid or required to be withheld by a Party on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise due such other Party under this Agreement. In such event, paying Party shall secure and send to receiving Party proof of any such taxes, levies or other duties withheld and paid by the paying Party for the benefit of the receiving Party, and shall provide reasonable cooperation to receiving Party in any effort to secure release or refund of same.

         Section 11.4 Payment.

                  11.4.1 Quarterly Payments. In order for Galen to receive Performance Compensation under this Article 11 on a quarterly basis during the Copromotion Term, at the end of the first quarter in each Semi-Annual Period, BMS will make a good faith calculation of the amount due to Galen for such quarter and pay, less any amounts owed by Galen under Section 11.2, such balance within 30 days following the end of such first quarter.

                  11.4.2 Semi-Annual Reconciliation. A preliminary semi-annual reconciliation of the Performance Compensation due Galen under Section 11.1 with respect to each Semi-Annual Period will be completed within sixty (60) days after the end of such Semi-Annual Period (or, if later, as soon thereafter as BMS has received all final IMS data required for BMS to compute any

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

adjustment to Performance Compensation calculated in accordance with Section 11.4.1) and reconciled against all amounts previously paid during such Semi-Annual Period. If the reconciliation shows an amount due by either Party to the other, the amount due shall be paid within thirty (30) days after the receipt by Galen of such reconciliation report. The semi-annual reconciliation report shall set forth the calculation of the Performance Compensation due Galen for the applicable Semi-Annual Period within such Agreement Year, the calculation of any amounts owed by Galen to BMS under Section 11.2 for such Semi-Annual Period, and any reconciliations or adjustments made in accordance with this Agreement with respect to such final payment for the applicable Semi-Annual Period.

                  Since certain deductions required to calculate Performance Compensation take more than sixty days after a Semi-Annual Period before being confirmed with Third Parties (e.g., Medicare and Medicaid rebates), a final reconciliation of the Performance Compensation due Galen under Section 11.1 with respect to a Semi-Annual Period will be completed nine (9) months after the end of such period and reconciled against all amounts previously paid with respect to such Semi-Annual Period. The final semi-annual reconciliation report shall be prepared in the same manner as the preliminary semi-annual reconciliation report, and if the final semi-annual reconciliation shows an amount due by either Party to the other, the amount due shall be paid within thirty (30) days after the receipt by Galen of such final semi-annual reconciliation report.

         Section 11.5 Books and Records. BMS will maintain complete and accurate books and records in sufficient detail to enable verification of Galen's Performance Compensation, and Galen will maintain complete and accurate books and records in sufficient detail to enable verification of its internally reported PDEs. Not more than twice per Agreement Year, a Party may demand an audit of the other Party's and its Affiliates' relevant books and records in order to verify a Party's reports on the aforesaid matters, and vice-versa. Upon reasonable prior notice (not less than ten (10) business days) to the other Party and during the other Party's normal business hours, the auditing Party's independent public accountants shall have access to the relevant books and records of the other Party in order to conduct a review or audit thereof. Such review and access shall be permitted only with respect to the two-year period prior to the Agreement Quarter in which the audit occurs. Each Party may designate competitively sensitive information which such auditor may see and review but which it may not disclose to the other Party; provided, however, that such designation shall not encompass or restrict the auditor's investigation or conclusions. The accountants shall report its conclusions and calculations to both Parties at the same time. The accountants shall execute an appropriate confidentiality agreement (in form and substance reasonably acceptable to the audited Party) prior to having access to any of its books and records requiring such auditor to keep any information gathered from the inspection of such records and books confidential.

                  The auditing Party shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of the other Party, it is shown that a Party's payments to the other under this Agreement were less than the amount which should have been paid, then the Party owing the amount shall make all

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

payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after written notification of same, plus interest on the amount due from the date that the amount would otherwise have been paid as part of the interim semi-annual reconciliation payment at an annual rate equal to prime rate prevailing during such period plus one percent (1%). If the Performance Compensation payments calculated under Section 11.1 were less than the amount which should have been paid by an amount in excess of ten percent (10%) of the payments actually made during the period in question, BMS shall also reimburse Galen for its out-of-pocket costs of such audit and inspection. If the A&P and Phase IV Study costs for which Galen claimed credit differed by more than ten percent (10%) from the amounts which should actually have been offset or credited during the period in question, Galen shall also reimburse BMS for its out-of-pocket costs of such audit and inspection. For purposes of the foregoing, the prime rate shall mean the rate in effect at Citibank in New York, New York during the relevant period in question. If Galen understated its internally reported PDEs for a given Agreement Year by five percent (5%) or more, then Galen shall reimburse BMS for its out-of-pocket costs of such audit and inspection.

         Section 11.6 Adjustment for Manufacturing Shortages. In the event that supply problems have caused a material shortage in the supply of Product to retail trade or managed care segments (with or without regard to the application of Section 8.1) for more than four (4) weeks in any Semi-Annual Period, and so long as Actual Demand-Based Retail/MO Gross Sales for such Semi-Annual Period are less than one hundred ten percent (110%) of the Baseline Demand-Based Retail/MO Gross Sales for such Semi-Annual Period, it shall notify BMS in writing as promptly as practicable, and the Parties shall promptly meet to consider an appropriate adjustment, if any, of Baseline Agreement Year Prescriptions for Semi-Annual Period(s) affected by such material shortage. If the Parties fail to reach mutual agreement on the appropriate adjustment under this Section 11.6 within a reasonably period of time (not to exceed sixty (60) days after BMS receives written notification from Galen to initiate such negotiations after such an event has occurred), then Galen shall be entitled to terminate the Copromotion Term upon one hundred eighty (180) days written notice to BMS.

ARTICLE 12 - DISPUTE RESOLUTION.

         Section 12.1 Dispute Resolution. Except for matters for which unanimous consent of all members of the JEC or of both Parties is specifically required under this Agreement, in the event of any controversy, claim or dispute arising out of or relating to this Agreement, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to JEC for resolution with assistance from each Party's Vice President for Alliance Management (or similar executive). If not resolved by JEC, then the disputed matter shall be referred to the President of BMS U.S. Primary Care and the President, Pharmaceuticals of Galen, or their respective designees, for resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party requesting attempted resolution by said executive officers, and, within twenty (20) days after such notice, such representatives of the Parties shall meet for the purpose of attempting in good faith to resolve such dispute. Neither Party shall be precluded from using a court of competent jurisdiction to resolve any dispute

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

arising under this Agreement.

         Section 12.2 No Limitation. Notwithstanding the foregoing, nothing in this Article 12 shall be construed as limiting in any way the right of a Party to seek injunctive or other equitable relief from a court of competent jurisdiction with respect to any actual or threatened breach of this Agreement or to prevent infringement of its intellectual property rights.

ARTICLE 13 - COPROMOTION TERM AND TERMINATION.

         Section 13.1 Copromotion Term; Term of Agreement.

                  13.1.1 Copromotion Term. The Copromotion Term shall begin on the Effective Date and shall continue until the earlier of: (i) the date that all Valid Claims of any patents Controlled by BMS or any of its Affiliates covering the composition or use of the Product in the Territory have terminated or expired, (ii) the date that the LEO License Agreement terminates; (iii) the date that the LEO Supply Agreement terminates and BMS has not been able to find another source of supply within three (3) months thereafter; or (iv) December 31, 2007 (the "Copromotion Term"); provided, that the Copromotion Term is subject to earlier termination in accordance with Section 2.3.2, 13.2, 13.3, or
13.5 below or by the Parties' mutual agreement.

                  13.1.2 Term of Agreement. Subject to Section 13.6 and 13.7, this Agreement shall terminate upon the expiration or earlier termination of the Copromotion Term.

         Section 13.2 Termination by Galen. Galen may terminate the Copromotion Term upon the occurrence of any of the following:

                  13.2.1 immediately upon written notice to BMS, if BMS has ceased marketing and/or LEO has permanently ceased manufacturing and marketing the Product because of a significant safety problem related to the Product; or

                  13.2.2 immediately upon written notice of termination given to BMS, if BMS has breached a material obligation, covenant, or duty under this Agreement, unless, where such breach is curable, either BMS has cured such default within sixty (60) days after Galen has advised BMS in writing of the nature of the breach or default, or, if such breach is not curable within said 60-day period, BMS has taken substantial steps to remedy such breach and continues to take diligent steps to cure same as promptly as reasonably practicable thereafter; or

                  13.2.3 immediately upon written notice of termination given to BMS, if any of BMS' representations and warranties set forth in Article 16 are untrue in any material respect provided, that such notice of termination is given not later than 180 days after Galen has learned of the circumstance(s) giving rise to this right of termination; or

                  13.2.4 pursuant to Sections 11.6 or 13.5; or

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

                  13.2.5 upon sixty (60) days written notice to BMS in the event that the FDA imposes a "black box" warning requirement on the labeling for the Product in the Territory;

         Section 13.3 Termination by BMS. BMS may terminate the Copromotion Term upon the occurrence of any of the following:

                  13.3.1 immediately upon written notice to Galen, if BMS has ceased marketing and/or LEO has ceased manufacturing and marketing the Product because of a significant safety problem related to the Product; or

                  13.3.2 immediately upon written notice of termination given to Galen, if Galen has breached a material obligation, covenant, or duty under this Agreement, unless, where such breach is curable, either Galen has cured such default within sixty (60) days after BMS has advised Galen in writing of the nature of the breach or default, or, if such breach is not curable within said 60-day period, Galen has taken substantial steps to remedy such breach and continues to take diligent steps to cure same as promptly as reasonably practicable thereafter; or

                  13.3.3 immediately upon written notice of termination given to Galen, if any of Galen's representations and warranties set forth in Article 16 are untrue in any material respect, provided, that such notice of termination is given not later than 180 days after BMS has learned of the circumstance(s) giving rise to this right of termination; or

                  13.3.4 pursuant to Section 3.5.1.3; or

                  13.3.5 pursuant to Sections 2.4; or

                  13.3.6 pursuant to Section 2.5.1; or

                  13.3.7 pursuant to Sections 13.5 hereof; or

                  13.3.8 immediately upon written notice, if (i) Galen has acted illegally in the manner in which it is Promoting a Product in the Territory or has otherwise not complied in any material respect with applicable Law relating to the Promotion of a Product, or (ii) Galen has materially breached or persistently breached this Agreement in its Promotion of a Product, such that, in any event or events falling within (i) or (ii), Galen materially jeopardizes or harms BMS' NDA for, or materially harms the commercial value or the commercial reputation of, the Product. The phrase "jeopardizes or harms" an NDA includes, but is not limited to, the following serious types of issues:

                           13.3.8.1 a government seizure of Product;

                           13.3.8.2 a government injunction upon the sale of Product;

                           13.3.8.3 a government indictment of Galen or its employees based upon

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

         Promotion or other conduct of Galen or its employees involving Product; or

                           13.3.8.4 a consent decree or assurance of voluntary discontinuance or similar civil and/or criminal settlement agreement entered into between Galen and the federal or state government which involves the Product and relates to conduct of Galen or its employees which is not in compliance with or alleged by such government not to be in compliance with federal and/or state Laws impacting drug labeling, advertising and promotion including, without limitation the PDMA, the Antifraud and Abuse Amendments, the Omnibus Budget Reconciliation Act, and the Veteran's Administration Bill, and other similar Laws enacted in the future in the U.S.; or

                  13.3.9 pursuant to Section 3.7.3.

         Section 13.4 [Intentionally omitted].

         Section 13.5 Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party's bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar Law in any other country, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the "intellectual property" as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar Law in any other country.

         Section 13.6 Survival of Obligations.

                  13.6.1 The termination of this Agreement shall not release or operate to discharge either Party from any liability or obligation that may have accrued prior to such termination or constitute a waiver or relinquishment of any cause of action or claim that a Party may have based on events, acts or omissions occurring prior to such termination date. Any termination of the Copromotion Term by a Party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to a Party and shall not affect a Party's rights to indemnification that are expressly set forth in this Agreement. The mere termination of this

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

Agreement or the Copromotion Term in accordance with the terms hereof shall not, in and of itself, give rise to any damages or liability on the part of the terminating Party.

                  13.6.2 Upon termination of the Copromotion Term prior to the completion of an Agreement Quarter, Galen shall be entitled to receive a pro rata portion of the Performance Compensation which it would have been entitled to receive under Article 11 had the Copromotion Term been in effect until the end of said Quarter (based on the number of days that Galen was responsible for promoting the Product in the Territory during such Agreement Quarter).

                  13.6.3 The following provisions shall survive any termination of this Agreement: Sections 2.4, 3.2.5, 3.4.2, 3.4.4, 3.4.5 (unless Galen purchases BMS' NDA for the Product), 3.5.3.3, 3.6.4, 3.6.6-3.6.9, 3.7.2.4,
3.7.4, 3.10.1.4, 3.10.1.5, 4.2, 4.3.2, 4.3.5 (unless Galen purchases BMS' NDA for the Product), 8.1, 10.1, 13.6, 13.7 and Articles 5, 9, 11, 12, 14, 15, 17
and 18, as well as any other provisions, which, by their intent or meaning, are intended to so survive, except that, if termination is triggered by reason of the purchase by Galen of BMS' NDA for the Product, (i) BMS shall have no further obligation with respect to claims alleged or arising after such termination date with respect to Sections 14.5 and 14.6 and (ii) Sections 14.1 and 14.2 shall only survive in respect of events, acts or omissions occurring prior to such termination date.

         Section 13.7 Effect of Termination.

                  13.7.1 Upon the termination or expiration of the Copromotion Term, unless otherwise agreed in writing by BMS and Galen, Galen shall promptly
(i) cease all of its promotion activities pursuant to this Agreement, (ii) discontinue any use of the Trademark, (iii) return to BMS at BMS' expense all sales training, A&P Material, literature, BMS call lists, BMS Confidential Information (in accordance with Article 15 hereof), (iv) return to BMS at BMS' expense any remaining Product samples then in Galen's possession, to a site designated by BMS; and (v) enable BMS to Promote the Product to all physicians in the Territory thereafter.

                  13.7.2 Subject to Section 13.7.4, Galen hereby grants to BMS, effective upon the termination or expiration of the Copromotion Term, a non-exclusive, perpetual, irrevocable, sublicensable, fully paid-up right and license under Galen Know-How and Galen Inventions to use same for any purpose anywhere in the world in connection with the research, manufacture, use, sale, import, and offer for sale of the Compound, the Product, and any Combination Product.

                  13.7.3 During any period after receipt of notice of termination but preceding the effective date of termination, each Party shall continue to diligently fulfill all obligations of this Agreement as apply to it during such period in accordance with the provisions of this Agreement.

                  13.7.4 All licenses granted by Galen hereunder shall terminate upon the earlier of the termination of the LEO License Agreement and the sale of the Product by BMS to Galen; provided, that Galen shall have granted to LEO a non-exclusive, perpetual, irrevocable, sublicensable, and fully paid-up right and license under Galen Know-How and Galen Inventions to use same for any purpose anywhere in the world in connection with the research, manufacture,

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use, sale, import, and offer for sale of the Compound, the Product, and any
Combination Product, but no other products.

ARTICLE 14 - INDEMNIFICATION AND INSURANCE; INFRINGEMENT PROCEEDINGS.

         Section 14.1 Indemnification by BMS. Subject to Section 14.2, BMS shall defend, indemnify and hold Galen, its Affiliates and their respective employees, agents, officers and directors (collectively, the "Galen Indemnitees") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, reasonable attorneys fees and fees of other professionals), expenses and lawsuits brought against or incurred by a Galen Indemnitee that are claimed by any Third Party and that result from or arise in connection with: (i) the breach of any covenant, obligation, representation or warranty of BMS contained in this Agreement; (ii) any claim of patent, copyright, trade secret or other intellectual property infringement arising out of or in connection with any manufacture, use, sale, offer for sale, importation, or use of the Product; (iii) any product liability claim arising out of or in connection with the use of the Product by any Third Party; (iv) injury to any person (including death) arising out of the use of the Product;
(v) negligence or willful misconduct by any employee, representative, contractor (other than Galen or LEO) or agent of BMS and its Affiliates; and (vi) claims by Third Parties arising out of any shortfall of the Product in the Territory.

         Section 14.2 Indemnification by Galen. Galen shall defend, indemnify and hold BMS, its Affiliates and their respective employees, agents, officers and directors (collectively, the "BMS Indemnitees") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, reasonable attorneys fees and fees of other professionals), expenses and lawsuits brought against or incurred by an BMS Indemnitee by a Third Party resulting from or arising in connection with: (i) the breach by Galen of any covenant, obligation, representation or warranty of Galen contained in this Agreement; (ii) negligence or willful misconduct by any employee, representative, contractor (other than BMS) or agent of Galen and its Affiliates; (iii) any failure of any A&P Materials (as defined in Section 3.2.2) prepared or proposed by Galen to receive FDA Approval or to comply with the Product labeling, applicable Law, or applicable FDA approvals received for same; and/or (iv) any contamination, mislabeling, alteration, or adulteration of any Product samples or A&P Materials to the extent caused by Galen while such samples or materials are under the control of any Galen Indemnitee.

         Section 14.3 Indemnification Procedure. In order to receive the benefits of the indemnity under Sections 3.10, 14.1, or 14.2, as applicable, a Galen Indemnitee or BMS Indemnitee (either, an "Indemnitee") must:

         (i) give the indemnifying Party (the "Indemnitor") written notice of any claim or potential claim promptly after the Indemnitee receives notice thereof; provided that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Party's right to indemnification under this Agreement, except in the event that the Indemnitor's rights, and/or its ability to

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                  defend against or settle such claim or potential claim, are materially prejudiced by such failure to notify;

         (ii) allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim, provided, that: (a) the Indemnitor has confirmed its indemnification obligation to the Indemnitee under this Article 14, and (b) no such settlement may materially adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee's prior written consent; and

         (iii) reasonably cooperate with the Indemnitor in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within the Indemnitee's control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.

If the Indemnitor defends the claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim. An Indemnitor shall have no liability under this Article 14 as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.

         Section 14.4 Insurance. Both BMS and Galen shall maintain an adequate self-insurance and/or insurance program to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties' respective indemnification obligations hereunder. Each Party shall furnish to the other evidence of such insurance and/or self insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one Party to the other hereunder.

         Section 14.5 Infringement Claimed by a Third Party. In the event of the institution of any suit by a Third Party against Galen or its Affiliates for patent, copyright or trademark infringement involving the manufacture, use, sale, license or marketing of the Product in the Territory, Galen shall promptly notify BMS in writing. BMS shall defend Galen in any such suit with counsel reasonably satisfactory to Galen at BMS' own expense. BMS may settle any such action in its sole and absolute discretion through the payment of damages, royalties, milestones or other fees to such Third Party. Provided that BMS has acknowledged its indemnification obligations to Galen under Section 14.3 in writing, Galen shall render, at its expense all assistance reasonably requested in connection with any action taken by BMS in such suit and permit BMS to use its name in connection therewith, and the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of BMS; provided, that BMS or its Affiliates shall not, without Galen's prior written consent (not to be unreasonably withheld), settle any such claim or proceeding in a manner that (a) materially adversely affects Galen's rights, benefits or

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obligations under this Agreement, or (b) admits liability on the part of Galen, or (c) results in any damages payable by Galen that are not covered by BMS' indemnification herein. BMS shall reimburse Galen for reasonable out-of-pocket expenses (including attorney's fees and costs of litigation) incurred by Galen in any such proceeding or at the specific written request of BMS. BMS shall indemnify and hold Galen and its Affiliates harmless from and against any claims, damages, liabilities, costs and expenses that may be incurred by or levied upon Galen or any of its Affiliates as a result of providing such cooperation or of using their respective name(s) in any such action or related proceeding.

         Section 14.6 Infringement by Third Parties. In the event that in-house legal counsel for BMS or any of its Affiliates or Galen or any of its Affiliates becomes aware of actual or threatened infringement of a LEO Patent anywhere in the Territory, that Party shall promptly notify the other Party in writing of same. BMS shall have the exclusive right but not the obligation to bring, at its own expense, an infringement action against any such Third Party, and to use the name of Galen in connection therewith and to name Galen, as necessary, as a party thereto; provided, that, BMS shall indemnify and hold Galen and its Affiliates harmless from and against any claims, damages, liabilities, costs and expenses that may be incurred by or levied upon Galen or any of its Affiliates as a result of rendering cooperation to BMS in such action or proceeding or of using their respective name(s) in any such action or related proceeding. Galen shall render, at its expense (subject to reimbursement by BMS of Galen's out-of-pocket costs and expenses incurred in connection therewith), all assistance reasonably requested in connection with any action taken by BMS to prevent such infringement. The control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of BMS; provided, that BMS may not, without Galen's prior written consent, settle any such claim or proceeding in a manner that (a) materially adversely affects Galen's rights, compensation, benefits, or obligations under this Agreement, or (b) admits liability on the part of Galen, or (c) which results in any damages payable by Galen, without Galen's consent. All damages and monetary rewards received from such Third Party shall, after payment of any amounts due to LEO under the LEO License Agreement, be divided fifty percent (50%) to BMS and fifty percent (50%) to Galen.

ARTICLE 15 - CONFIDENTIALITY.

         Section 15.1 Confidential Information. Each Party acknowledges that it may receive Confidential Information (as defined below) of the other Party in the performance of or in furtherance of this Agreement. Each Party shall use commercially reasonable efforts to hold confidential and not to, directly or indirectly, disclose or publish to any Third Party or use for the benefit of a Third Party or itself or its Affiliates, except in carrying out its duties hereunder, any Confidential Information of the other Party, without first having obtained the furnishing Party's written consent to such disclosure or use. "Confidential Information" means know-how, scientific information, pre-clinical and clinical data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property which is not publicly available and is owned or controlled by a

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Party. These restrictions shall not apply to any Confidential Information which:

                  15.1.1 is known to the receiving Party or its Affiliates prior to the time of disclosure to it; or

                  15.1.2 is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without aid or use of the disclosing Party's Confidential Information (and such independent development can be demonstrated by the receiving Party); or

                  15.1.3 is disclosed, without restriction as to confidentiality, to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or

                  15.1.4 becomes part of the public domain through no breach by the receiving Party of its obligations under this Agreement (including without limitation information that is contained in any written A&P Material prepared by BMS that is distributed for use in connection with the Product).

         Each receiving Party shall disclose Confidential Information of the disclosing Party only to those employees and contractors of such Party and of its Affiliates who have reason to know same in furtherance of a Party's duties under this Agreement and who are bound by a written obligation of confidentiality to the receiving Party (or its Affiliate) that is no less stringent than the confidentiality obligations set forth in this Article 15.

         Section 15.2 Required Disclosures. The receiving Party shall also be entitled to disclose the other Party's Confidential Information that is required to be disclosed (i) to or by Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements), (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction, or (iv) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

         Section 15.3 Duration. This obligations set forth in this Article 15 shall survive the termination or expiration of this Agreement for ten (10) years. Upon expiration or termination of this Agreement, a receiving Party shall return to the disclosing Party or destroy all Confidential Information provided to it by the disclosing Party, including all copies, notes and extracts thereof or other written records containing such Confidential Information, except for one (1) copy that it may keep in its archives for the sole purpose of verifying its continuing confidentiality obligations hereunder.

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         Section 15.4 Novation. The confidentiality obligations described above shall supersede the Confidential Disclosure Agreement dated as of January 4, 2001 between the Parties with respect to the disclosure by either Party to the other of any Confidential Information hereafter that may fall within the terms of this Agreement and the terms of such Confidential Disclosure Agreement. Further, said prior Confidential Disclosure Agreement is hereby amended to incorporate the terms of Section 15.3 hereof.

ARTICLE 16 - REPRESENTATIONS AND WARRANTIES.

         Section 16.1 Mutual Representations and Warranties. Galen and BMS each represent and warrant to the other Party that, as of the Execution Date:

                  16.1.1 Representations of Authority. It (as well as such Party's Affiliates with which such Party may agree, contract or otherwise arrange with to assume or perform any of such Party's rights, obligations, representations, or warranties hereunder) has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and, subject to Section 16.1.2 hereof, that it has the right to grant to the other the licenses granted pursuant to this Agreement.

                  16.1.2 Consents. All necessary consents, approvals and authorizations of all Governmental or Regulatory Authorities and other persons required to be obtained by it as of the Execution Date in connection with the execution, delivery and performance of this Agreement have been or, if reasonably capable of being obtained prior to the Execution Date, shall be obtained.

                  16.1.3 No Conflict. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party's obligations in the conduct of this Agreement and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable Laws existing as of the Execution Date, and (b) do not and will not conflict with, violate, breach or constitute a default or require any consent under, any contractual obligations of such Party or any of its Affiliates existing as of the Execution Date, except for such consents as shall have been obtained prior to the Execution Date.

                  16.1.4 Enforceability. This Agreement has been duly executed by it, has been authorized by all necessary corporate action, and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

ARTICLE 17 - NOTICES.

         Section 17.1 Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

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                  (a)      If to BMS:

                           Bristol-Myers Squibb U.S. Pharmaceutical Group 777 Scudders Mill Road
                           Plainsboro, NJ 08536
                           Attention: President - U.S. Pharmaceutical Group

with a copy to the attention of the "Vice President and Senior Counsel - USPG" at the same address and a copy to the attention of the Vice President - Alliance Management at Bristol-Myers Squibb Company, Route 206 at Province Line Road, Princeton, New Jersey 08543-4000.

                  (b)      If to Galen:

                           Galen (Chemicals) Limited.
                           4 Adelaide Road
                           Dun Laoghaire, Co. Dublin
                           Attention: Senior Vice President - Finance

with a copy to the attention of the "Senior Vice President, Corporate Development and General Counsel" at 100 Enterprise Drive, Rockaway, New Jersey 07866.

All notices shall be deemed given when received by the addressee.

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ARTICLE 18 - MISCELLANEOUS PROVISIONS.

         Section 18.1 Assignment.

                           18.1.1 Neither Party shall assign or otherwise
transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other Party (although, in such event, the assigning Party shall remain jointly and severally responsible and liable with such Affiliate for the performance of all of representations, warranties, obligations and agreements of the assigning Party set forth herein) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to its pharmaceutical business; provided, that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Party hereunder.

                           18.1.2 BMS reserves the right to assign to an
Affiliate or to LEO all rights to the Product (including the IND and NDA), as and upon such terms as BMS may elect and determine in its sole and absolute discretion; provided, that such Affiliate or LEO shall have first agreed in writing with Galen and with BMS that it shall be jointly and severally responsible and liable with BMS with respect to the performance of BMS' representations, warranties, covenants, and obligations under this Agreement.

         Section 18.2 Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

         Section 18.3 Entirety of Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement (and any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the Party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either Party hereto. Paragraph headings are for convenience only and shall not be considered in interpreting this Agreement. Any provisions of this Agreement that conflict with any subsequently executed agreement between BMS and Galen or with the Option Agreement among LEO, BMS and Galen entered into concurrently herewith shall be governed by and be subject to the terms of those agreements.

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         Section 18.4 Public Announcements. The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable Law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.

         Section 18.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

         Section 18.6 Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and Galen. Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto. The relationship of the Parties under this AGREEMENT is, and is intended to be, one of independent contractors hereunder.

                  Neither Party shall have any responsibility for the hiring, firing, compensation or benefits of the other Party's employees, and all compensation and benefits to be paid to any employee or representative of a Party (including without limitation all Sales Force Personnel engaged by a Party) shall be the responsibility of the Party engaging such individual. Neither Party may create or impose any contractual or other liability on behalf of the other Party without said Party's authorized prior written approval.

         Section 18.7 Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

                          ****************************

                    [end of text - signature page to follow]

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         IN WITNESS WHEREOF, the Parties hereto have duly executed this
Agreement as of the day and year first above written.

BRISTOL-MYERS SQUIBB                     GALEN (CHEMICALS) LIMITED
COMPANY

By: _____________________________        By: ___________________________________
Name:  Tamar D. Howson                   Name:  Roger M. Boissonneault
Title: Senior Vice President,            Title: Director
       Corporate Development

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